Exhibit 10.42

UNIT PURCHASE AGREEMENT

between

THE PERSONS LISTED ON SCHEDULE 1 (COLLECTIVELY THE “SELLERS”)
CLAIRVEST GP MANAGECO INC. (“SELLERS REPRESENTATIVE”)
CENTAUR HOLDINGS, LLC (“HOLDINGS”)

and

CAESARS ENTERTAINMENT CORPORATION (“BUYER”)
dated as of

November 16, 2017

Schedule 1:        Details of the Sellers
Exhibit A:        Deferred Purchase Price Payment
Exhibit B:        Working Capital Methodology Schedule

UNIT PURCHASE AGREEMENT
This Unit Purchase Agreement (this “Agreement”), dated as of November 16, 2017, is entered into among Centaur Holdings, LLC, a Delaware limited liability company (“Holdings”), the Persons listed on Schedule 1 hereto (each a “Seller” and collectively the “Sellers”), Caesars Entertainment Corporation, a Delaware corporation (“Buyer”), and, solely in its capacity as Sellers Representative, Clairvest GP Manageco Inc. (the “Sellers Representative”).
RECITALS
WHEREAS, the Sellers own (i) all of the issued and outstanding membership interests denominated in units (the “Existing Units”), of Holdings outstanding on the date hereof, (ii) all of the issued and outstanding warrants to purchase membership interests of Holdings outstanding on the date hereof (the “Warrants”) and (iii) all of the outstanding Member Notes and all rights relating thereto under the related Member Term Loans. The Existing Units, the Warrants and the Member Notes are referred to collectively herein as the “Holdings Interests”.
WHEREAS, the Sellers wish to sell to Buyer, and Buyer wishes to purchase from the Sellers, all of the Holdings Interests subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS
The following terms have the meanings specified or referred to in this Article I:
“280G Approval Requirements” has the meaning set forth in Section 6.03(a)(i)(A).
“Action” means any appeal, petition, plea, charge, complaint, written claim, suit, written demand, litigation, arbitration, mediation, hearing or legal action, or an inquiry, proceeding or investigation by a Governmental Authority.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, the Company will not be considered an Affiliate of any Seller.
“Agreement” has the meaning set forth in the preamble.
“Ancillary Agreements” means the Assignment Agreements, and each other certificate, agreement, document or other instrument which is or is to be entered into pursuant to or in connection with the transactions contemplated by this Agreement.
“Assignee” has the meaning set forth in Exhibit A.
“Assignment Agreement” has the meaning set forth in Section 2.04(c)(iv).
“Audited Financial Statements” has the meaning set forth in Section 3.05.
“Award Agreements and Management Notes” means those agreements and notes set forth on Section 3.02(a)(v) of the Disclosure Schedules.
“Balance Sheet” has the meaning set forth in Section 3.05.
“Balance Sheet Date” has the meaning set forth in Section 3.05.
“Base Purchase Price” has the meaning set forth in Section 2.02.
“Benefit Plan” has the meaning set forth in Section 3.15(a).
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Indianapolis, Indiana or Las Vegas, Nevada are authorized or required by Law to be closed for business.
“Buyer” has the meaning set forth in the preamble.
“Buyer Consolidation Regulatory Approval” means an approval of the Gaming and Racing Authorities the effect of which is to permit Buyer or Assignee to enter into a customary single member limited liability company agreement for Holdings effective as of the Closing (whether by exercise, cancellation or extinguishment of the Warrants, payoff or cancellation of the Member Notes and related Member Loans, or otherwise); provided, however, that Buyer may elect to waive receipt or effectiveness of the Buyer Consolidation Regulatory Approval, in which event the Buyer Consolidation Regulatory Approval shall not be considered a Regulatory Approval for purposes of Section 10.01(d)(iii) or Section 10.01(e) or a Closing Buyer Gaming Approval for purposes of Section 10.01(e) or Section 10.03(a)(i), (ii), (iii) or (iv)
“Buyer Regulatory Approvals” means the filings, submissions, consents and approvals set forth on Section 5.02 of the Disclosure Schedules as “Regulatory Approvals.”

“Cage Cash” means Cash held in or at the cash-collecting locations of the business located on the Real Property, including the main bank.
“Capitalization Representations” means those representations in Section 3.02 (Membership Interests) and Section 3.03 (Subsidiaries).
“Cash” means cash and cash equivalents, calculated net of issued but uncleared checks and drafts of the Company as of the time of determination.
“Cash Count” has the meaning set forth in Section 2.04(a).
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System established pursuant to CERCLA.
“Churchill Note” means that certain Promissory Note made by Roderick J. Ratcliff, R. Michael O’Malley and Michael V. Raisor in favor of New Centaur, LLC (as assignee from Centaur, Inc.), dated as of March 30, 2007.
“Clairvest Co-Investor Agreement” means that certain letter agreement among West Face Capital Inc. and Clairvest Group Inc. dated November 3, 2010, which agreement shall be of no force or effect following the Closing.
“Clairvest Seller” means CEP IV-A-INDY AIV Limited Partnership, CEP IV Co-Investment Holdings Limited Partnership, Clairvest Equity Partners IV Holdings Limited Partnership and any other Seller that is an Affiliate of Clairvest Group Inc.
“Closing” has the meaning set forth in Section 2.05.
“Closing Adjustment” has the meaning in Section 2.06(a)(v).
“Closing Buyer Gaming Approvals” has the meaning set forth in Section 10.01(e).
“Closing Cash Consideration” means the Purchase Price, as adjusted by the Closing Adjustment, less the original amount of the Deferred Purchase Price Payment, the Funded Debt, Transaction Expenses and any other amounts being paid on the Closing Date in accordance with Section 2.04.
“Closing Date” has the meaning set forth in Section 2.05.
“Closing Date Accrued Tax Balance” means (i) the aggregate amount of prepaid income and gaming Taxes as of the Closing Date less (ii) the aggregate amount of all income and gaming tax liabilities to be accrued as of the Closing Date.
“Closing Date Company Cash” means the amount of Company Cash as of the Reference Time, including but not limited to the Cash counted in connection with the Cash Count.
“Closing Date Horsemen’s Cash Balance” means (i) the aggregate amount of Horsemen’s Cash held by the Company as of the Reference Time less (ii) the aggregate amount of all liabilities relating to the Horsemen’s Cash as of the Reference Time.
“Closing Date Kiosk Cash” means the amount of Kiosk Cash as of the Reference Time (including, without limitation, all payments owed to the Company by Global Payments Gaming Services Inc. as reimbursement for withdrawals of the Company’s cash from the Kiosks located at the Real Property at such time).

“Closing Regulatory Approvals” means the Regulatory Approvals other than those set forth as Item 6 in Section 5.02 of the Disclosure Schedules under “Regulatory Approvals”.
“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the Reference Time, calculated consistent with and using the same methods, procedures, assumptions and adjustments as set forth on Exhibit B.
“Closing Statement” has the meaning set forth in Section 2.06(b)(i).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” means, collectively, Holdings and its Subsidiaries.
“Company Cash” means the Company’s Cash (including, but not limited to Cage Cash, Kiosk Cash, other Cash held in the Company’s bank accounts, Cash in slot machines, slot wallets and jackpot dispensing units located on the Real Property, Cash held by the mutuel banks located on the Real Property, and Cash in the food and beverage outlet drawers located on the Real Property) but excluding the Horsemen’s Cash.
“Company Intellectual Property” has the meaning set forth in Section 3.10(c).
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of July 3, 2017, between Buyer and Holdings.
“Contract” means any agreement, contract, lease, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, understanding, policy, quotation or other executory commitment to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied.
“Current Assets” means accounts receivable, inventory and prepaid expenses but does not include Company Cash, Horsemen’s Cash or prepaid income or gaming Taxes.
“Current Liabilities” means accounts payable, accrued expenses and other current accrued liabilities (including without limitation outstanding gaming tickets, uncashed “TITOs”, racing vouchers and progressive liabilities), but does not include liabilities relating to Taxes, Horsemen’s Cash, any Funded Debt which is being paid in full at the Closing or any Transaction Expenses which are being paid in full at the Closing.
“Data Room” means the electronic documentation site established by Intralinks, Inc. on behalf of the Company containing the documents set forth in the index included in Section 1.01(a) of the Disclosure Schedules, but only to the extent Buyer and its Representatives have been granted access to the particular materials at least twenty-four (24) hours prior to the date hereof.
“Debt Financing” has the meaning set forth in Section 6.14.
“Deductible” has the meaning set forth in Section 9.04(a)(i).
“Deferred Purchase Price Payment” has the meaning set forth in Section 2.04(d).
“Direct Claim” has the meaning set forth in Section 9.05(c).
“Disclosure Schedules” means the Disclosure Schedules delivered by the Company, Sellers and Buyer concurrently with the execution and delivery of this Agreement.
“Disputed Amounts” has the meaning set forth in Section 2.06(c)(iii).
“Disqualified Individual” has the meaning set forth in Section 6.03(a)(i).
“Dollars or $” means the lawful currency of the United States.

“Employees” means those Persons employed by the Company immediately prior to the Closing, including any such person who is absent from employment due to illness, vacation, injury, military service or other authorized absence (including an employee who is “disabled” within the meaning of the short-term disability plan currently in place for the applicable employer or who is on approved leave under the Family and Medical Leave Act of 1993, as amended).
“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, right of way, encroachment, other restriction on transfer or other encumbrance.
“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, distribution, labeling, testing, processing, Release, threatened Release, disposal, control, clean up or remediation of any solid waste or Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Notice” means any written directive, notice of violation or infraction, or other notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.
“Estimated Closing Statement” has the meaning set forth in Section 2.06(a)(i).
“Estimated Closing Working Capital” has the meaning set forth in Section 2.06(a)(i).
“Estimated Closing Date Accrued Tax Balance” has the meaning set forth in Section 2.06(a)(ii).
“Estimated Closing Date Company Cash” has the meaning set forth in Section 2.06(a)(iv).

“Estimated Closing Date Horsemen’s Cash Balance” has the meaning set forth in Section 2.06(a)(iii).
“Excess Parachute Payments” has the meaning set forth in Section 6.03(a)(i)(A).
“Excess Parachute Waiver” has the meaning set forth in Section 6.03(a)(i)(A).
“Existing Units” has the meaning set forth in the recitals.
“Existing Unit Assignment Agreements” has the meaning set forth in Section 2.04(c)(iv).
“Financial Statements” has the meaning set forth in Section 3.05.
“Financing Sources” means the Persons that have committed or will commit or have been or will be engaged to provide or arrange or otherwise entered into or will enter into agreements in connection with any financings in connection with the transactions contemplated hereby and the parties to any other commitment letters, engagement letters, joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.
“Fraud” means, with respect to a party to this Agreement, an actual, knowing and intentional (as opposed to implied or constructive) misrepresentation of the truth or concealment of a known fact in the making of the representations and warranties set forth in this Agreement, the process contemplated by Section 2.06 or in any certificate delivered pursuant to Article VII.
“Fundamental Representations” means the collective reference to the Fundamental Representations of Buyer, the Fundamental Representations of the Company and the Fundamental Representations of the Sellers.
“Fundamental Representations of Buyer” means those representations and warranties of Buyer set forth in Section 5.01 (Organization and Authority), and Section 5.04 (Brokers).
“Fundamental Representations of the Company” means those representations and warranties of the Company set forth in Section 3.01 (Organization, Authority and Qualification), the Capitalization Representations, the Funded Debt Representations, the Tax Representations, and Section 3.18 (Brokers).
“Fundamental Representations of the Sellers” or “Fundamental Representations of such Seller” means those representations and warranties of the Sellers set forth in Section 4.01 (Organization and Authority), Section 4.02 (Ownership), and Section 4.04 (Brokers).
“Funded Debt” means the principal of, and accrued interest and other payment obligations (if any) in respect of, obligations of the Company for Indebtedness; provided, however, that Funded Debt shall exclude (i) any obligations with respect to intercompany balances identified in Section 1.01(c) of the Disclosure Schedules (and any changes to such balances in the Ordinary Course of Business) and (ii) the indebtedness owed by the Company under the Member Notes which are being purchased by Buyer hereunder and the related Member Term Loans. For the avoidance of doubt, Funded Debt will include the Third-Party Loan and swaps that are in effect on the Closing Date (which swaps shall reduce, to the extent such swaps are in-the-money and settled on the Closing Date, or increase, to the extent such swaps are out-of-the-money, as applicable, the amount of the Funded Debt to be settled at Closing).
“Funded Debt Representations” means those representations in Section 3.06(b) (Funded Debt).
“Gaming and Racing Authorities” means any Governmental Authority that holds regulatory, licensing or permit authority over gambling, gaming, horse racing or casino activities conducted by the Company or the Sellers.
“Gaming and Racing Laws” means any federal, state, local or foreign statute, ordinance, rule or regulation governing or relating to the Company, the Sellers or their Affiliates and the gambling, gaming, horse racing or casino activities and operations of the Company, the Sellers or any of their Affiliates, in each case, as amended from time to time.
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any legislative, judicial, administrative or regulatory agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction, including Gaming and Racing Authorities.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, (i) that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, including any that is regulated, listed or defined as a pollutant, contaminant, toxic substance, special waste, hazardous substance, hazardous waste or pesticide under any Environmental Law, or (ii) the presence of which requires investigation or remediation under any Environmental Law; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
“Healthcare Reform Laws” means the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, and the regulations and guidance issued thereunder.
“Holdings” has the meaning set forth in the preamble.
“Holdings Interests” means the Existing Units, the Warrants and the Member Notes.
“Holdings Operating Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of the Company, dated March 4, 2013, as amended by the First Amendment to the Third Amended and Restated Limited Liability Company Agreement of the Company, dated June 27, 2014.
“Horse Purse Cash” means all amounts related to horse purses deposited in the Horse Purse Cash Accounts.
“Horse Purse Cash Accounts” means those accounts described as “Horse Purse Cash Accounts” on Section 3.21 of the Disclosure Schedules attached hereto.
“Horsemen’s Association Cash” means the cash held by the Company (either in a Horse Purse Cash Account or, prior to transfer into a Horse Purse Cash Account, in a general account of the Company) in an amount necessary to satisfy the Company’s obligation to fund a portion of the Company’s gross gaming revenue to breed associations, benevolent funds and similar organizations for the benefit of the horsemen participating in Indiana horse racing, as required by Ind. Code 4-35-7-12.
“Horsemen’s Cash” means, collectively, the (i) Horse Purse Cash, (ii) the Horsemen’s Association Cash, and (iii) the Horsemen’s Float Cash.
“Horsemen’s Float Cash” means the cash held by the Company on behalf of the horsemen participating in Indiana horse races held at the Company’s premises and which is held by the Company as an accommodation to such horsemen. For the avoidance of doubt, the Horsemen’s Float Cash is not held in a restricted account but is instead held in the Company’s operational accounts and drawn down by the horsemen during the course of the racing season.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Improvements” has the meaning set forth in the definition of “Real Property”.
“Indebtedness” of any Person means the following: (i) indebtedness for borrowed money or indebtedness; (ii) amounts owing as deferred purchase price for property or services; (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument; (iv) indebtedness secured by an Encumbrance (other than a Permitted Encumbrance) on assets or properties of such Person; (v) to the extent drawn up, any liability of such Person in respect of banker’s acceptances or letters of credit; (vi) obligations under any interest rate, currency or other hedging or swap agreement; (vii) all obligations of such Person as lessee under capital or finance leases of the type which is required to be reflected on a balance sheet prepared in accordance with GAAP, without giving effect to any changes to GAAP which become effective after the date hereof; and (viii) all guaranties, endorsements and other contingent obligations to provide funds for payment or to invest in any other entity or to otherwise assure a creditor against loss.
“Indemnified Party” has the meaning set forth in Section 9.04.
“Indemnifying Party” has the meaning set forth in Section 9.04.
“Indemnity Allocation Percentages” means, with respect to each Seller, the percentage set forth on Schedule 1 opposite such Seller’s name.
“Independent Accountant” means PricewaterhouseCoopers, or such other accountant appointed in accordance with Section 2.06(c)(iii).
“Indy Grand Premises” means the Indiana Grand Racing & Casino located at 4300 N Michigan Rd, Shelbyville, IN.
“Insurance Policies” has the meaning set forth in Section 3.11(a).
“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks, service marks, trade names, trade dress, logos, slogans, social media accounts and other electronic identities, other similar designations of source and all applications and registrations thereof (and any extensions, modifications, divisions and renewals of such registrations and applications), all goodwill connected with the use of or symbolized by the foregoing; (ii) copyrights, copyrighted works, works of authorship, database rights and data collections, whether or not registered, including all applications and registrations related to the foregoing and all rights in software; (iii) moral and economic rights of authors and inventors, however denominated; (iv) trade secrets, confidential know-how and other confidential information, including customer lists and customer information; (v) patents and patent applications, including reissues, provisionals, divisions, continuations, continuations in part, renewals, extensions, substitutions and reexaminations thereof, all patents that may issue on such applications; (vi) domain names, uniform resource locators, internet domain name registrations and other names and locators associated with the Internet; (vii) rights of publicity; and (viii) other intellectual property and related proprietary rights, interests and protections; in the case of each of the foregoing clauses (i) through (viii) including rights and remedies against past, present and future infringement of any of the foregoing and all other rights therein provided by applicable Law.
“Interim Balance Sheet” has the meaning set forth in Section 3.05.
“Interim Balance Sheet Date” has the meaning set forth in Section 3.05.
“Interim Financial Statements” has the meaning set forth in Section 3.05.
“IP License Agreement” means each Contract under which the Company has acquired or obtained, or has or has been licensed or otherwise granted, any license, permission or other right to utilize any Intellectual Property, except for Contracts relating to commercially available off-the-shelf software.

“Kiosk” means (i) the three-in-one kiosk machines which dispense cash, perform “TITO” redemptions and break bills and (ii) the NRT machines which perform “TITO” redemptions and break bills, in each case which are located on the Real Property. For the avoidance of doubt, “Kiosk” does not include the US Bank branded automatic teller machines located on the Real Property.
“Kiosk Cash” means (i) the cash inside the Kiosks located on the Real Property which has been supplied by the Company and (ii) the payments owed to the Company by Global Payments Gaming Services Inc. as reimbursement for withdrawals of the Company’s cash from the Kiosks located at the Indy Grand Premises which has not yet been paid by Global Payments Gaming Services Inc. For the avoidance of doubt, the cash in the US Bank branded automatic teller machines located on the Real Property is the property of US Bank and is not an asset of the Company and is not included in the definition of Kiosk Cash.
“Knowledge of the Company” or “Company’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Rod Ratcliff, Jim Brown, Tammy Schaeffer and John Keeler.
“Law” means any statute, law, ordinance, regulation, rule, code, order, injunction, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority, including all Gaming and Racing Laws.
“Leased Real Property” means the Real Property leased by the Company, as tenant.
“Leases” means all leases, subleases, licenses, concession agreements, management agreements or other agreements granting use or occupancy rights with respect to any portion of the Real Property, in each case to which Holdings or any Subsidiary is a party or is bound.
“Liability” means any liability, debt (including guarantees of debt), loss, damage, adverse claim, fine, penalty or obligation whether fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured, joint or several, absolute or contingent, accrued or unaccrued, due or to become due and whether in contract, tort, strict liability or otherwise, and including all costs and expenses relating thereto, whether called a liability, obligation, indebtedness, guaranty, endorsement, claim or responsibility or otherwise.
“Losses” means any and all losses, Liabilities, claims, damages, penalties, fines, judgments, awards, settlements, Taxes, costs, fees, expenses (including, without limitation, reasonable attorneys’ fees) and disbursements; provided, however, that “Losses” shall not include any consequential, special or punitive damages (other than in each case, to the extent such Losses are actually owed by an Indemnified Party to a third party).
“Marketing Material” means each of the following: (a) customary bank books, information memoranda and other information packages regarding the business, operations, financial condition, projections and prospects of the Company, including all reasonably requested information relating to the transactions contemplated hereunder; (b) a customary “road show presentation” and a preliminary and final prospectus, pricing term sheet, offering memorandum or private placement memorandum that is suitable for use in a customary “high-yield road show”; and (c) customary authorization letters and customary letters sufficient to permit independent registered public accountants of the Company to render customary comfort letters and all other marketing material reasonably requested by the Buyer or its Financing Sources in connection with the syndication or other marketing of the Debt Financing (or any alternative or replacement financing).
“Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or in the aggregate with other events, occurrences, facts, conditions or changes, has been, is, will be or would reasonably be expected to be materially adverse to (a) the business, results of operations, financial condition, assets or liabilities of the Company, or (b) the ability of the Company or the Sellers to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, (iv) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof, (v) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; provided that the events, occurrences, facts, conditions or changes described in the foregoing clauses (i), (ii), (iii), (iv), (v) do not have a disproportionate adverse effect on the Company as compared to other participants in the industries in which the Company operates (it being understood that the matters described in clauses (i), (ii), (iii), (iv), and (v) shall be considered in determining whether a Material Adverse Effect has occurred to the extent of any disproportionate impact on the business, results of operations, financial condition, assets or liabilities of the Company relative to other participants operating in the same industries as the Company or to the extent that any such matter, individually or in the aggregate, prevents the consummation by the Company or any Seller of the transactions contemplated by this Agreement); (vi) any natural or man-made disaster or act of God (subject to the last proviso of this definition); (vii) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; other than an action required, permitted or contemplated by Section 6.01 or in connection with operating the business in accordance or otherwise complying with applicable Law; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; or (ix) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided, however that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, further, that notwithstanding the foregoing or anything to the contrary herein, any of the following events shall constitute a Material Adverse Effect for purposes of the conditions set forth in Sections 7.02(a) (Representations and Warranties) and Section 7.02(n) (No MAE): (A) any damage, destruction or other event relating to any of the Owned Real Property, whether as a result of natural or man-made disaster, or act of God or otherwise, that (I) renders or would reasonably be expected to render the conduct of any material portion of the horse racing or gaming operations at any of the Owned Real Property in the Ordinary Course of Business impossible or impracticable for more than thirty (30) consecutive days and (II) which has not been cured by the Outside Date (as such date may be extended pursuant to this Agreement), and (B) any limitation outside the Ordinary Course of Business of, or any failure of the Company to hold or any suspension of, any Permit under Gaming and Racing Law required to conduct horse racing or gaming operations at any of the Owned Real Property in the Ordinary Course of Business, in each case that has not been cured by the Outside Date (as such date may be extended pursuant to this Agreement).
“Material Contracts” has the meaning set forth in Section 3.08(a).
“Member Notes” has the meaning set forth in the definition of “Member Term Loans” below.
“Member Term Loans” means the amended and restated term loan agreement among Holdings (as borrower), Wells Fargo Bank, N.A., (as administrative agent), and the other lenders party thereto dated as of February 20, 2013 in the original principal amount of $136,666,666.67 and the related Term Loan A Notes and Term Loan B Notes (such notes, the “Member Notes”). For the avoidance of doubt, the Member Notes and all of the Sellers’ rights under Member Term Loans shall be sold, transferred and assigned to Buyer at the Closing.
“MIP Units” means those certain Class M-1 Units, Class M-2 Units and Class M-3 Units issued to certain employees of the Company. For the avoidance of doubt, all MIP Units are considered “Existing Units” for the purposes of this Agreement and shall be sold and transferred to Buyer in accordance with Section 2.01.
“Ordinary Course of Business” means the ordinary course of business of the Company consistent with past custom and practice.
“Outside Date” has the meaning set forth in Section 10.01(d)(iii).
“Owned Intellectual Property” means the Intellectual Property owned or purported to be owned by Holdings or any of its Subsidiaries.

“Owned Real Property” means the Real Property in which the Company owns fee title (or equivalent) interest.
“Permits” means all permits, licenses, registrations, findings of suitability, licenses, variances, certificates of occupancy, franchises, approvals, authorizations, and consents required to be obtained from Governmental Authorities (including all authorizations under Gaming and Racing Laws).
“Permitted Encumbrances” has the meaning set forth in Section 3.09(a).
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Post-Closing Adjustment” has the meaning set forth in Section 2.06(b)(ii).
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date; provided that any Taxes for which the Company becomes liable on the Closing Date that are caused (directly or indirectly) by the action or omission of Buyer that is not in the Ordinary Course of Business shall be considered Taxes relating to the Post-Closing Tax Period for all purposes hereunder.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on or before the Closing Date; provided that any Taxes for which the Company becomes liable on the Closing Date that are caused (directly or indirectly) by the action or omission of Buyer that is not in the Ordinary Course of Business shall be considered Taxes relating to the Post-Closing Tax Period for all purposes hereunder.
“Pre-Closing Tax Returns” has the meaning set forth in Section 8.01(a).
“Purchase Price” has the meaning set forth in Section 2.02.
“Qualified Benefit Plan” has the meaning set forth in Section 3.15(c).
“Real Property” means all real property, in each case together with the buildings and structures located thereon, and all associated parking areas, fixtures and all other improvements located thereon (the buildings and such other improvements are referred to herein collectively as the (“Improvements”)); all references hereinafter made to the Real Property shall be deemed to include all rights, benefits, privileges, tenements, hereditaments, covenants, conditions, restrictions, easements and other appurtenances on the Real Property or otherwise appertaining to or benefitting the Real Property and/or the Improvements situated thereon, including all mineral rights, development rights, air and water rights, subsurface rights, vested rights entitling, or prospective rights which may entitle the owner of the Real Property to related easements, land use rights, air rights, view shed rights, density credits, water, sewer, electrical or other utility service, credits and/or rebates, strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Real Property, and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Real Property.
“Recovery Policies” has the meaning set forth in Section 9.04(c).
“Reference Time” means 1:00 pm, New York time on the Closing Date.
“Registered Intellectual Property” has the meaning set forth in Section 3.10(a).
“Regulatory Approvals” means the filings, submissions, consents and approvals set forth on Section 3.04 and Section 5.02 of the Disclosure Schedules as “Regulatory Approvals”.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Required Information” shall mean (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for the three (3) most recently completed fiscal years ended at least ninety (90) days before the Closing Date; provided, that, if the Closing Date would occur on or after April 30, 2018, the financial statements in this clause (a) shall include such financial statements for the Company for the fiscal year ending December 31, 2017, (b) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least forty-five (45) days before the Closing Date (provided that such date is at least 45 days after a fiscal quarter end) and for the comparable periods of the preceding fiscal year, (c) information of the Company reasonably necessary for Buyer to prepare customary pro forma financial statements (based on historical financial information) for the last fiscal year covered by the audited financial statements required by clause (a) and for the interim period ended with the latest period covered by the unaudited financial statements required by clause (b) and the comparable period in the prior year, reasonably promptly after the historical financial statements for such periods are available, in each case after giving effect to the transactions contemplated hereby, (d) all financial, business and other information as is customarily included in a confidential information memorandum for a credit facility and in an offering document relating to a private placement of debt securities under Rule 144A promulgated under the Securities Act containing all customary information (other than a “description of notes” and information customarily provided by the initial purchasers/underwriters or their counsel) and (e) such audited and unaudited balance sheets, statements of income and cash flow and other financial information regarding the Company as Buyer may request relating to periods beginning prior to the Closing and necessary for Buyer to comply with its obligations under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such acts (including Regulation S-K and Regulation S-X) in connection with Buyer’s periodic reporting obligations or any offering of securities thereunder. The financial statements referred to in clauses (a) and (b) shall be prepared in accordance with GAAP.
“Resolution Period” has the meaning set forth in Section 2.06(c)(ii).
“RWI Policy” means the representations and warranties insurance policy (including the primary insurance and excess coverage related thereto) with respect to the transactions contemplated hereby obtained by Buyer on the date hereof.
“Schedule Supplement” has the meaning set forth in Section 6.02(b).
“Sellers” and “Seller” has the meaning set forth in the preamble.
“Seller Claimants” has the meaning set forth in Section 11.11.
“Seller Gaming Regulatory Approvals” means any approval, waiver, consent or finding by any of the Gaming and Racing Authorities with respect to the Company or any Seller or any of its or his Affiliates or associated Persons that is necessary for any Seller to be authorized to receive any amounts payable to it or him in connection with the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, Seller Gaming Regulatory Approvals do not include any Closing Buyer Gaming Approvals.
“Sellers Representative” has the meaning set forth in the preamble.
“Seller Related Party Agreements” has the meaning set forth in Section 3.20.
“Seller Several Claim” has the meaning set forth in Section 9.02(b).

“Specific Closing Breach” means any inaccuracy in, or breach of, a representation or warranty as of the Closing of the type described in Section 9.02(a)(i) (Company Fundamental Representations), Section 9.02(a)(ii) (Company Non-Fundamental Representations) or Section 9.02(b)(ii) (Seller Non-Fundamental Representations) that would not have been such an inaccuracy or breach had the Schedule Supplements not been disregarded for purposes thereof.
“Specific Indemnity Matters” has the meaning set forth in Section 9.02(a)(vi).
“Specified Auditor Assistance” means (a) providing customary “comfort letters” (including customary “negative assurances”) and assistance with the due diligence activities of the Buyer’s financing sources, (b) providing access to work papers of the Company and other supporting documents as may be reasonably requested by the Buyer or its financing sources, (c) providing customary consents to the inclusion of audit reports in any relevant Marketing Material, registration statements and related government filings, and (d) providing customary consents to references to the auditor as an expert in any Marketing Material, registration statements and related governmental filings.
“Specified Capped Liabilities” has the meaning set forth in Section 9.04(a)(ii).
“Specified Liability Cap” has the meaning set forth in Section 9.04(a)(ii).
“Statement of Objections” has the meaning set forth in Section 2.06(c)(ii).
“Straddle Period” means any taxable period beginning before the Reference Time and ending on or after the Reference Time.
“Straddle Period Returns” has the meaning set forth in Section 8.01(b)(ii).
“Subsidiary”, as to any Person, means any corporation, partnership, limited liability company, joint venture, trust or estate of or in which more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class of such corporation may have voting power upon the happening of a contingency), (b) the interest in the capital or profits of such partnership, limited liability company, or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled through one or more intermediaries, or both, by such Person.
“Swap Transactions” means those certain transactions entered into by and between Wells Fargo Bank, N.A. and Centaur Acquisition, LLC as of October 14, 2015 pursuant to those documents set forth on Section 3.08(a) of the Disclosure Schedules as Swap Documents.
“Target Working Capital” means negative eleven million dollars ($-11,000,000).
“Tax Representations” means those representations in Section 3.17 (Taxes).
“Taxes” means (i) all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments or charges of any kind whatsoever, including any liability under unclaimed property, escheat or similar Laws, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, and (ii) liability in respect of any items described in clause (i) payable by reason of contract (including any tax sharing agreement), assumption, transferee, successor or similar liability, operation of law (including pursuant to Treasury Regulations Section 1.1502-6 or any predecessor or successor thereof or any analogous or similar state, local or foreign Law) or otherwise.
“Tax Contest” has the meaning set forth in Section 8.02(a).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Fee” has the meaning set forth in Section 10.03(a)(i).
“Termination Fee Claimants” has the meaning set forth in Section 10.03(a)(v).
“Third-Party Claim” has the meaning set forth in Section 9.05(a).
“Third-Party Loan” means the loans made under that certain Credit and Guaranty Agreement dated as of June 27, 2014 among Centaur Acquisition, LLC as borrower, New Centaur, LLC and certain Subsidiaries of New Centaur, as guarantors, the lenders party thereto from time to time, Wells Fargo Bank, N.A. as administrative agent and collateral agent and the other agents and bookrunners party thereto, in the aggregate principal amount not to exceed $425,000,000, as amended from time to time. For the avoidance of doubt, the Third-Party Loan shall be paid off in full at the Closing.
“Title Insurer” means Fidelity National Title Insurance Company, 135 North Pennsylvania Street, Suite 1575A, Indianapolis, Indiana 46204.
“Title Policies” has the meaning set forth in Section 7.02(l).
“Transaction Expenses” has the meaning stated in Section 11.01.
“Warrants” has the meaning set forth in the recitals.
“Warrant and Member Note Assignment and Acceptance” has the meaning set forth in Section 2.04(c)(iii)
“Warrant and Note Documents” has the meaning set forth in Section 3.02(e).
ARTICLE II
PURCHASE AND SALE
Section 2.01    Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Holdings Interests free and clear of any and all Encumbrances (other than restrictions on the subsequent transfer imposed by state and federal securities laws, and Gaming and Racing Laws) for the aggregate consideration specified in Section 2.02.
Section 2.02    Purchase Price. The aggregate purchase price for the Holdings Interests shall be $1,700,000,000 (the “Base Purchase Price”), subject to adjustment in accordance with Section 2.06 (the “Purchase Price”).
Section 2.03     Funded Debt and Transaction Expenses. The Company and the Sellers shall cause (i) all Funded Debt outstanding on the Closing Date and (ii) all Transaction Expenses outstanding on the Closing Date which are owed by or on behalf of the Company or any Seller to any Person (other than Transaction Expenses which are to be borne by Buyer, as provided in this Agreement) to be borne by Sellers and to be paid out of the Purchase Price and not as additional consideration to the Persons set forth on the funds flow prepared by the parties in connection with the Closing.
Section 2.04    Transactions to be Effected at the Closing.
(a)    The Company shall (i) conduct a physical counting of the Cage Cash and Kiosk Cash located on the Real Property and (ii) obtain an account balance statement from the Company’s Indiana bank showing the amount of Cash in the Company’s bank accounts, in each case as of the Reference Time (the “Cash Count”). The aggregate amount of Cash determined in accordance with the preceding clauses (i) and (ii) (other than Cash located in the Horse Purse Cash Accounts), absent any dispute from Buyer’s representatives in connection with the Cash Count, shall be included in the determination of the amount of Closing Date Company Cash, subject to any adjustment pursuant to Section 2.06. Buyer shall have its representatives present during the Cash Count and such representatives shall have the right to dispute or sign off on the due completion and outcome of the Cash Count on the Closing Date without limitation of either Buyer or Sellers Representative’s rights under Section 2.06; provided, however, that such representatives shall not interfere with the Company’s conduct of the Cash Count.
(b)    At the Closing, Buyer shall:
(i)     deliver to the lenders under the Third-Party Loan, on behalf of Centaur Acquisition, LLC out of the Purchase Price and not as additional consideration, an amount equal to the outstanding obligations owed under the Third-Party Loan as of the Closing Date, by wire transfer of immediately available funds in accordance with the Payoff Letter received from the administrative agent under such Third-Party Loan;
(ii)    deliver to each of the Persons set forth on the funds flow prepared by the parties in connection with the Closing, on behalf of the Sellers and the Company out of the Purchase Price and not as additional consideration, an amount equal to the Transaction Expenses outstanding on the Closing Date which are owed by or on behalf of the Company or any Seller to any Person (other than Transaction Expenses which are to be borne by Buyer, as provided in this Agreement), as set forth on the funds flow, by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth on the funds flow;
(iii)    deliver to the Sellers Representative the Closing Cash Consideration by wire transfer of immediately available funds to a bank account or accounts and in such proportions as specified by the Sellers Representative in writing to Buyer at least five (5) Business Days prior to the Closing;
(iv)    deliver to the Sellers Representative and the Company a joinder to the Holdings Operating Agreement, duly executed by Buyer and a counterpart signature page to the Warrant and Member Note Assignment and Acceptances (as defined below); and
(v)    deliver to the Sellers Representative all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.
(c)    At the Closing, the Sellers shall:
(i)    deliver to Buyer a fully executed Internal Revenue Service Form W-9, or W-8, properly completed and signed by each Seller, as well as a certificate from Holdings, stating that Holdings was not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code any time during the five-year period ending on the Closing Date;
(ii)    deliver to Buyer the register maintained by Holdings in accordance with Section 4.3(a) of the Holdings Operating Agreement;
(iii)    deliver to Buyer assignment and acceptance agreements, in form and substance reasonably acceptable to Sellers Representative and Buyer (collectively, the “Warrant and Member Note Assignment and Acceptances”), executed by the applicable Sellers, the administrative agent for the Member Term Loan, and Holdings, pursuant to which Sellers holding Member Term Loans, Member Notes and Warrants shall transfer and assign to Buyer all of their respective Warrants and Member Notes and all of their respective rights under the applicable Member Term Loans;
(iv)    deliver to Buyer assignment agreements, in form and substance reasonably acceptable to Sellers Representative and Buyer (collectively, the “Existing Unit Assignment Agreements” and, together with the Warrant and Member Note Assignment and Acceptances, the “Assignment Agreements”), executed by the applicable Sellers, pursuant to which (a) Sellers holding Existing Units shall transfer and assign to Buyer all of the Existing Units (including in the case of MIP Units, the grant agreements related thereto) and (b) concurrently with the Closing and the execution of a joinder to the Holdings Operating Agreement executed by Buyer, the board of managers of the Company shall admit Buyer as the sole member of Holdings and such Sellers shall cease to be members of Holdings;
(v)    deliver to Buyer each original Member Note issued in connection with the Member Term Loans;
(vi)    deliver to Buyer each original Warrant; and
(vii)    deliver to Buyer all other agreements, documents, instruments or certificates required to be delivered by Holdings or any Seller at or prior to the Closing pursuant to Section 7.02 of this Agreement.
(d)    After the Closing, Buyer shall pay to the Sellers Representative as deferred Purchase Price the amounts payable on the terms and subject to the conditions of Exhibit A attached hereto (the “Deferred Purchase Price Payment”), which Exhibit A is incorporated into and made a part of this Agreement by reference.
Section 2.05    Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Holdings Interests contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., New York time, no later than two (2) Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to their satisfaction at Closing), at the offices of Chapman and Cutler LLP, 1270 Avenue of the Americas, New York NY 10020, or at such other time or on such other date or at such other place as Sellers Representative and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The Closing shall be effective as of the Reference Time.
Section 2.06    Purchase Price Adjustment.
(a)    Closing Adjustments.
(i)    Working Capital. At least three Business Days before the Closing, the Company shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein) and a calculation of the Estimated Closing Working Capital and the Closing Adjustment (the “Estimated Closing Statement”). The Estimated Closing Statement will be prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Estimated Closing Statement was being prepared and audited as of a fiscal year end, except for such adjustments and estimates as may be required, in the good faith determination of the Company, to take account of the fact that the Estimated Closing Statement is being prepared at a time other than following the closing of the Company’s books for the prior calendar month.
(ii)    Estimated Closing Date Accrued Taxes. At least three Business Days before the Closing, the Company shall prepare and deliver to Buyer a statement setting forth its good faith estimate of the Closing Date Accrued Tax Balance (the “Estimated Closing Date Accrued Tax Balance”).
(iii)    Estimated Closing Date Horsemen’s Cash. At least three Business Days before the Closing, the Company shall prepare and deliver to Buyer a statement setting forth its good faith estimate of the Closing Date Horsemen’s Cash Balance (the “Estimated Closing Date Horsemen’s Cash Balance”).
(iv)    Estimated Closing Date Company Cash. At least three Business Days before the Closing, the Company shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Closing Date Company Cash (the “Estimated Closing Date Company Cash”).

(v)    Closing Adjustment. The “Closing Adjustment” shall be an amount equal to the sum of:
(A)    The difference between Estimated Closing Date Company Cash and $25,000,000 (where the difference will be positive, if the Estimated Closing Date Company Cash exceeds $25,000,000 or negative, if the estimated Closing Date Company cash is less than $25,000,000); plus
(B)    The difference between Estimated Closing Working Capital and Target Working Capital (where the difference will be positive, if the Estimated Closing Working Capital exceeds the Target Working Capital, or negative, if the Target Working Capital exceeds the Estimated Closing Working Capital); plus
(C)    The amount by which the Estimated Closing Date Accrued Tax Balance is greater than zero (if applicable); plus
(D)    The amount by which Estimated Closing Date Horsemen’s Cash Balance is greater than zero (if applicable); minus
(E)    The absolute value of the amount by which the Estimated Closing Date Accrued Tax Balance is less than zero (if applicable); minus
(F)    The absolute value of the amount by which the Estimated Closing Date Horsemen’s Cash Balance is less than zero (if applicable).
(vi)    If the Closing Adjustment is a positive number, the Purchase Price shall be increased by the amount of the Closing Adjustment. If the Closing Adjustment is a negative number, the Purchase Price shall be reduced by the amount of the Closing Adjustment.
(b)    Post-Closing Adjustment.
(i)    Within 90 days after the Closing Date, Buyer shall prepare and deliver to Sellers Representative a statement setting forth its calculation of Closing Working Capital, Closing Date Accrued Tax Balance, Closing Date Kiosk Cash, Closing Date Company Cash and Closing Date Horsemen’s Cash Balance, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein) (the “Closing Statement”). The Closing Statement, as it applies to the calculation of Closing Working Capital, will be prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Closing Statement was being prepared and audited as of a fiscal year end, except for such adjustments and estimates as may be required, in the good faith determination of Buyer, to take account of the fact that the Closing Statement is being prepared at a time other than following the closing of the Company’s books for the prior calendar month, which adjustments and estimates shall be consistent with the adjustments and estimates used in the preparation of the Estimated Closing Statement.
(ii)    The post-closing adjustment (the “Post-Closing Adjustment”) shall be an amount equal to the sum of:
(A)    The difference between Closing Date Company Cash and Estimated Closing Date Company Cash (where the difference will be positive, if the Closing Date Company Cash exceeds the Estimated Closing Date Company Cash, or negative, if the Estimated Closing Date Company Cash exceeds the Closing Date Company Cash); plus
(B)    The difference between Closing Working Capital and Estimated Closing Working Capital (where the difference will be positive, if the Closing Working Capital exceeds the Estimated Closing Working Capital, or negative, if the Estimated Closing Working Capital exceeds the Closing Working Capital); plus

(C)    The amount by which the Closing Date Accrued Tax Balance exceeds the Estimated Closing Date Accrued Tax Balance (if applicable); plus
(D)    The amount by which Closing Date Horsemen’s Cash Balance exceeds the Estimated Closing Date Horsemen’s Cash Balance (if applicable); minus
(E)    The absolute value of the amount by which the Closing Date Accrued Tax Balance is less than the Estimated Closing Date Accrued Tax Balance (if applicable); minus
(F)    The absolute value of the amount by which the Closing Date Horsemen’s Cash Balance is less than the Estimated Closing Date Horsemen’s Cash Balance (if applicable).
If the Post-Closing Adjustment as finally determined in accordance with this Section 2.06 is a positive number, Buyer shall pay to Sellers Representative an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Buyer or Assignee shall set-off such amount (in accordance with Exhibit A and Section 9.06(b)) as a dollar-for-dollar reduction to the aggregate amount outstanding under the Deferred Purchase Price Payment to the extent such aggregate amount outstanding is available therefor after taking into account any prior set-off claims, and the Sellers shall be responsible, severally and not jointly and in accordance with their Indemnity Allocation Percentages, for any portion of the Post-Closing Adjustment that cannot be set-off by Buyer.
(c)    Examination and Review.
(i)    Examination. After receipt of the Closing Statement, Sellers Representative shall have 60 days (the “Review Period”) to review the Closing Statement. During the Review Period, Sellers Representative and Sellers Representative’s accountants shall have full access to the books and records of the Company through the Closing Date, and work papers prepared by, Buyer and/or Buyer’s accountants to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Statement as Sellers Representative may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below), provided, however that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.
(ii)    Objection. On or prior to the last day of the Review Period, Sellers Representative may object to the Closing Statement by delivering to Buyer a written statement setting forth Sellers Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers Representative’s disagreement therewith (the “Statement of Objections”). If Sellers Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by all of the Sellers and Sellers Representative and shall be final and binding on all of the parties. If Sellers Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and Sellers Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by Buyer and Sellers Representative shall be final and binding.
(iii)    Resolution of Disputes. If Sellers Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the office of the Independent Accountant or, if the Independent Accountant is unable to serve, Buyer and Sellers Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than any accountants previously engaged by any Seller or Buyer (unless such previously engaged accountants are agreed to by Buyer and Sellers Representative, the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively.
(iv)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers Representative (on behalf of the Sellers) or Buyer, respectively, bears to the aggregate amount actually contested by Sellers Representative and Buyer.
(v)    Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Statement and/or the Post-Closing Adjustment, absent fraud or manifest error, shall be conclusive and binding upon the parties hereto.
(d)    De Minimis Adjustments. The parties agree that any Post-Closing Adjustment that is, in the aggregate, less than $1,500,000 (regardless of whether owed to the Buyer or the Sellers) shall not trigger a payment obligation, provided, however, that, for the avoidance of doubt, if the Post-Closing Adjustment is greater than or equal to $1,500,000, the entire amount of such adjustment shall be payable in accordance with clause (e) below and not only the amount in excess of $1,500,000.
(e)    Payments of Post-Closing Adjustment. Any payment of the Post-Closing Adjustment shall (A) be due within five (5) Business Days after acceptance of the applicable Closing Statement (or, if there are Disputed Amounts, then within five (5) Business Days after the resolution of such Disputed Amounts); and (B) if owed to the Buyer, be set-off (in accordance with Exhibit A and Section 9.06(b)) as a dollar-for-dollar reduction to the aggregate amount outstanding under the Deferred Purchase Price Payment to the extent such aggregate amount outstanding is available therefor after taking into account any prior set-off claims (and the Sellers shall be responsible, severally and not jointly and in accordance with their Indemnity Allocation Percentages, for any portion of the Post-Closing Adjustment that cannot be set-off by Buyer), and if owed to Sellers, be paid by wire transfer of immediately available funds to such account or accounts as directed by Sellers Representative.
(f)    Adjustments for Tax Purposes. Any payments or adjustments made pursuant to Section 2.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
Section 2.07    Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer or, if applicable, the Company shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement such amounts as Buyer has reasonably determined, on the advice of outside counsel, it is required to deduct and withhold with respect to the making of any such payment under the Code or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts are to be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If Buyer intends to deduct or withhold any Tax as required by Law from any payment made to the Sellers in connection with the transactions contemplated hereunder, Buyer shall (i) provide Sellers Representative at least three (3) Business Days advance notice of its intent to withhold such amounts, (ii) provide the basis for such withholding (including the legal basis), (iii) provide a reasonable opportunity for Sellers Representative or other recipient to provide forms or other evidence that would mitigate, reduce or eliminate such deduction or withholding and (iv) use commercially reasonable efforts to cooperate with Sellers Representative or other recipient and the advisors thereof, as applicable, to mitigate, reduce or eliminate such deduction or withholding; provided, however, that (i) the parties agree that no withholding is required to be made in connection with the payments in respect of the MIP Units, except to the extent required under Section 280G of the Code or Section 4999 of the Code, and (ii) if Holdings has delivered to Buyer the certificate referenced in Section 2.04(c)(i), Buyer shall not withhold from any payment hereunder any amounts pursuant to Section 1445 of the Code.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Disclosure Schedules, the Company represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing.
Section 3.01    Organization, Authority and Qualification of the Company.
(a)    Holdings is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all necessary company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Holdings is duly licensed or qualified to do business and, to the extent applicable, is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not be material. The execution and delivery by Holdings of this Agreement and the Ancillary Agreements to which it is a party, the performance by Holdings of its obligations hereunder and thereunder and the consummation by Holdings of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Holdings, and no further action by Holdings, any of its managers, members or Affiliates or the Sellers, as applicable, is required. This Agreement has been (and when executed and delivered, the Ancillary Agreements to which it is a party will be) duly executed and delivered by Holdings, and (assuming due authorization, execution and delivery by Buyer, as applicable) this Agreement constitutes (and when executed and delivered, the Ancillary Agreements to which it is a party will constitute) a legal, valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(b)    Each Subsidiary of Holdings is a limited liability company duly formed or organized, validly existing and, to the extent applicable, in good standing under the Laws of the state of its formation or organization, as applicable, and has all necessary company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Each Subsidiary is duly licensed or qualified to do business and, to the extent applicable, is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not be material. All actions to be taken by such Subsidiary in connection with this Agreement have been duly authorized on or prior to the date hereof.
Section 3.02    Membership Interests.
(a)    Section 3.02(a) of the Disclosure Schedules sets forth a list of all of the outstanding Existing Units and Warrants (including the MIP Units), all of the outstanding Member Notes and related Member Term Loans and all award agreements related to any MIP Units in each case including the owner thereof. A true and complete copy of each of the Warrants, and each of the outstanding Member Notes and related Member Term Loans and award agreements related to any MIP Units is set forth in the Data Room folders 11.2.1 and 11.6. The Company has not assigned, transferred or waived any rights with respect to any of the Existing Units (including the MIP Units), Warrants, Member Notes or related Member Term Loans or grant documents related to the MIP Units.
(b)    The Existing Units constitute all of the outstanding membership, limited liability company or other equity interests of Holdings, and none of the Existing Units are certificated.
(c)    Other than the Warrants, the Warrant and Note Documents, the Holdings Operating Agreement, the MIP Units and the Member Notes and related Member Term Loans, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the membership, limited liability company or other equity interests of Holdings or obligating Holdings to issue or sell any membership, limited liability company or other equity interests, or any other interest in, or convertible into or exchangeable for, any such interests in, Holdings.
(d)    Other than the MIP Units, Holdings does not have any outstanding equity appreciation, phantom equity, profit participation or similar rights.
(e)    Other than the agreements relating to the Warrants set forth on Section 3.02(e) of the Disclosure Schedules, the Award Agreements and the Management Notes set forth on Section 3.02(e) of the Disclosure Schedules (collectively, the “Warrant and Note Documents”), the Holdings Operating Agreement, the MIP Units and the Member Notes and related Member Term Loans, there are no preemptive or subscription rights, rights of first refusal, voting trusts, member agreements or other agreements or understandings in effect with respect to the issuance, voting or transfer of any of the Existing Units, Warrants, Member Notes and related Member Term Loans or any other equity, profits or other interest in, or convertible into or exchangeable for, any such interests in Holdings.
(f)    All of the Existing Units have been duly authorized and validly issued, are fully paid and nonassessable, were issued and sold in compliance with applicable Laws and were not issued or transferred in violation of any preemptive or subscription rights, rights of first refusal or other rights of any Person.
(g)    All of the Warrants, Member Notes and related Member Term Loans have been duly authorized and validly issued, were offered and sold in compliance with applicable Laws, were not issued or transferred in violation of any preemptive or subscription rights, rights of first refusal or other rights of any Person, and under the Holdings Operating Agreement and if applicable, Certificate of Formation of Holdings, there are a sufficient number of membership interests of Holdings reserved for issuance or otherwise available for issuance to the holders of the Warrants upon the exercise thereof.
(h)    Prior to the Closing, all Units held by the Persons listed on Section 3.02(h) of the Disclosure Schedules have been redeemed in full for cash and such Persons have released the Company from any and all claims and Liabilities other than claims for compensation, indemnification, or otherwise as an employee, manager or officer of the Company.
(i)    At the Closing, the Assignment Agreements delivered by the Sellers to Buyer will be sufficient to (i) transfer to Buyer the entire interest, legal and beneficial, in all Existing Units, Warrants, Member Notes, which comprise all of the issued and outstanding membership interests of Holdings, including all membership interests of Holdings issuable upon exercise of all outstanding warrants (including the Warrants), and Buyer will thereby acquire good title to such Existing Units, Warrants and Member Notes, free and clear of all Encumbrances (other than any Encumbrances created by Buyer and restrictions on the subsequent transfer imposed by state and federal securities laws, and Gaming and Racing Laws), and (ii) upon execution and delivery of a joinder to the Holdings Operating Agreement by Buyer, admit Buyer as the sole member of Holdings.
Section 3.03    No Subsidiaries. Section 3.03 of the Disclosure Schedules sets forth each entity in which Holdings holds a direct or indirect equity interest. Other than as set forth on Section 3.03 of the Disclosure Schedules, Holdings does not directly or indirectly own or have any interest in any equity securities of any other Person. As to each entity identified in Section 3.03 of the Disclosure Schedules (the “Identified Entities”): (a) Holdings or a wholly owned Subsidiary of Holdings owns all of the outstanding membership, limited liability company or other equity interests in such Identified Entity free and clear of any Encumbrances (other than Encumbrances created by Buyer and restrictions on the subsequent transfer imposed by state and federal securities laws, and Gaming and Racing Laws); (b) there are no outstanding or authorized options, warrants, convertible securities, or other rights, agreements, arrangements or commitments of any character relating to membership, limited liability company or other equity interests of such Identified Entity or such Identified Entity to issue or sell any membership, limited liability company or other equity interests or any other interest in, or convertible into or exchangeable for, any such interests in, such Identified Entity; (c) no such Identified Entity has any outstanding equity appreciation, phantom equity, profit participation or similar rights; (d) there are no preemptive or subscription rights, rights of first refusal, voting trusts, member agreements or other agreements or understandings in effect with respect to the issuance, voting or transfer of any of the equity interests of any such Identified Entity; and (e) all of the equity interests of such Identified Entity have been duly authorized and validly issued, are fully paid and nonassessable, were offered and sold in compliance with applicable Laws and were not issued or transferred in violation of any preemptive or subscription rights, rights of first refusal or other rights of any Person.
Section 3.04    No Conflicts; Consents. The execution, delivery and performance by Holdings of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of formation of Holdings, the Holdings Operating Agreement or any organizational documents of any Subsidiary; (b) result in a material violation or breach of any provision of any Law or Governmental Order applicable to Holdings or any Subsidiary; or (c) except as set forth in Section 3.04 of the Disclosure Schedules and assuming receipt of the filings, consents and approvals set forth on Section 5.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under or result in the acceleration under, or give to any Person any rights of termination, acceleration or cancellation of, or loss of any benefit under any provision of, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the assets, properties or equity interests of any of Holdings or any of its Subsidiaries pursuant to, any Material Contract, Permit or any note, bond, loan or credit agreement, mortgage or indenture to which any of Holdings or its Subsidiaries is a party or by which any of them or any of their respective properties, assets or equity interests is bound or subject, except, in the case of this clause (c), for any such breaches, defaults, terminations, accelerations, cancellations or creations that, individually or in the aggregate, would not reasonably be expected to be material to the Company or the transactions contemplated hereby or by the Ancillary Agreements. Except as set forth in Section 3.04 of the Disclosure Schedules and assuming receipt of the filings, consents, and approvals set forth in Section 5.02 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice or submission to, any Governmental Authority is required by or with respect to Holdings or any Subsidiary in connection with the execution, delivery or performance of this Agreement, or any of the Ancillary Agreements to which it is a party, or the consummation of the transactions contemplated hereby or thereby, except such consents, approvals, Permits, Governmental Orders, declarations, filings, notices or submissions which, individually or in the aggregate, would not reasonably be expected to be material to the Company or the transactions contemplated hereby.
Section 3.05    Financial Statements. Copies of the Company’s consolidated audited financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2014, 2015 and 2016 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and consolidated unaudited financial statements consisting of the balance sheet of the Company as at September 30, 2017 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the nine-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered or made available to Buyer in the Data Room. The Financial Statements have been prepared (i) from, and in accordance with, the books and records of the Company and (ii) in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2016 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of September 30, 2017 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Since January 1, 2012, no significant deficiency or material weakness in the Company’s accounting system has been reported to the independent auditors, management, or Board of Directors of the Company, or to Gaming and Racing Authorities.

Section 3.06    Undisclosed Liabilities; Funded Debt.
(a)    The Company has no Liabilities, except: (i) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date; and (ii) those which have been incurred in the Ordinary Course of Business since the Interim Balance Sheet Date, none of which, except as set forth on Section 3.06(a) of the Disclosure Schedules, is a Liability resulting from or arising out of any breach of Contract, breach of warranty, tort, infringement, misappropriation or violation of Law.
(b)    Section 3.06(b)(i) of the Disclosure Schedules sets forth the Indebtedness of the Company as of the date hereof. Immediately after giving effect to the transactions contemplated on the Closing, the Company shall have no outstanding Funded Debt or, except as set forth on Section 3.06(b)(ii) of the Disclosure Schedules, other Indebtedness, except in each case, for any Funded Debt or Indebtedness incurred by or on behalf of Buyer at the Closing pursuant to arrangements made by Buyer or its Affiliates.
Section 3.07    Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by the Agreement or as set forth on Section 3.07 of the Disclosure Schedules, from the Balance Sheet Date until the date of this Agreement, the Company has operated in the Ordinary Course of Business in all material respects and there has not been, with respect to the Company, any:
(a)    event, occurrence or development that has had a Material Adverse Effect;
(b)    amendment of the certificate of organization, limited liability company agreement or other organizational documents of the Company;
(c)    issuance, sale or other disposition of any of its membership interests or other equity, profits or debt interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its membership interests or other equity, profits or debt interests;
(d)    payment of any distributions to its members or owners or purchase or redemption of any membership, limited liability company interests or other equity or profits interests;
(e)    change in any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;
(f)    incurrence, assumption or guarantee of any Indebtedness;
(g)    sale, license or other disposition of any of the assets shown or reflected on the Balance Sheet, except in the Ordinary Course of Business;
(h)    increase in the compensation of its Employees, other than as provided for in any written agreement disclosed in Section 3.16 of the Disclosure Schedules or increases in base wages in the Ordinary Course of Business for Employees earning a base salary of less than $150,000;
(i)    adoption, amendment or modification of any Benefit Plan (other than of the type described in clause (j) below), the effect of which in the aggregate would increase the obligations of the Company by more than 2% of its existing annual obligations to such plans;
(j)    employment, deferred compensation, change in control, severance, retirement or other similar agreement entered into with any Employee (or any amendment to any such existing agreement), grant of any change in control, severance or termination pay to any Employee, or change in compensation or other benefits payable to any Employee pursuant to any severance or retirement plans or policies, in each case other than as required by applicable Law or pursuant to a Benefit Plan;
(k)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock (or other equity interests) of, or by any other manner, any business or any Person or any division thereof;

(l)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(m)    deposit of any Horse Purse Cash into any accounts other than Horse Purse Cash Accounts other than in accordance with Laws;
(n)    Tax election made or rescinded, change of any annual accounting period, filing of any amended Tax Returns, closing agreement or settlement, compromise or settlement of any claim or assessment of Tax liability, surrender of any right to claim a refund, offset or other reduction in liability, or extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes; or
(o)    sale, assignment, license or transfer of any Intellectual Property or other intangible assets;
(p)    damage, destruction or loss (whether or not covered by insurance) involving individually or in the aggregate assets or properties with a value in excess of $100,000 or
(q)    any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 3.08    Material Contracts.
(a)    Section 3.08(a) of the Disclosure Schedules lists each of the following Contracts to which Holdings or any Subsidiary is a party or by which any of its assets, properties or equity interests are bound (the Contracts required to be listed on Section 3.08(a) of the Disclosure Schedules are referred to herein collectively as the “Material Contracts”):
(i)    each Contract involving aggregate consideration in excess of $200,000 or requiring performance by any party more than one year from the date hereof;
(ii)    each Contract involving aggregate consideration in excess of $200,000 that is not terminable by the Company upon notice of 60 days or less without any termination payment, premium or penalty;
(iii)    each Contract that relates to the sale of any of the Company’s assets, other than in the Ordinary Course of Business;
(iv)    each Contract that relates to the acquisition of any business, a material amount of stock (or other equity interests) or assets of any other Person or any real property or interest therein (whether by merger, sale of stock, sale of assets or otherwise), in each case dated on or after January 1, 2014 or pursuant to which the Company has or could have any remaining obligations or liabilities;
(v)    each Contract relating to Indebtedness (including guarantees), including any Contract creating an Encumbrance on any of its limited liability company interests (including any Existing Unit, Warrant, Member Note or Member Term Loan) or an Encumbrance (other than Permitted Encumbrances) on any Real Property or other Company assets;
(vi)    each Contract between or among the Company, on the one hand, and any Seller or any Affiliate of a Seller (other than the Company), on the other hand;
(vii)    all collective bargaining agreements or agreements with any labor organization, union or association to which the Company is a party and each Contract relating to the horsemen;
(viii)    each Contract relating to the lease of any gaming devices, gambling games and implements of gambling within the meaning of applicable Gaming and Racing Laws involving aggregate annual consideration in excess of $50,000;

(ix)    each material IP License Agreement;
(x)    each Contract with any Governmental Authority;
(xi)    each management agreement, Lease, license, franchise or operating agreement relating to all or any portion of the Real Property, including any restaurant, entertainment, retail space or other improvements or activities at the Real Property; and
(xii)    each Contract that contains a non-competition or non-solicitation covenant or otherwise materially limits or restricts the ability of the Company to compete or otherwise conduct the business of the Company or conduct business at the Real Property or to solicit or hire any individual or group of individuals.
(b)    Except as set forth on Section 3.08(b) of the Disclosure Schedules: (i) each Material Contract is a valid and binding obligation of the Company and, to the Knowledge of the Company, each other party to such Material Contract; (ii) each Material Contract is enforceable against the Company and, to the Knowledge of the Company, each such other party in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) the Company is not in breach of, or default under, any Material Contract; (iv) to the Knowledge of the Company, no such other party is in breach of, or default under, any Material Contract; (v) the Company has not given or received any written notice of the intention of any Person to repudiate or terminate any Material Contract; and (vi) the Company has made available to Buyer in the Data Room a correct and complete copy of all Material Contracts.
Section 3.09    Title to Assets; Real Property.
(a)    The Company has good and valid title to, or a valid leasehold interest in, all tangible personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):
(i)    Encumbrances set forth on Section 3.09(a) of the Disclosure Schedules;
(ii)    liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which adequate reserves has been made on the latest balance sheet included in the Financial Statements;
(iii)    mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business with respect to obligations that are not yet delinquent or that are being contested in good faith by appropriate proceedings;
(iv)    (x) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property and/or (y) the rights of tenants under leases and licenses relating to the Real Property;
(v)    other than with respect to Owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business; or
(vi)    other immaterial or de minimis imperfections of title or Encumbrances, if any.
(b)    Section 3.09(b) of the Disclosure Schedules lists the street address of each parcel of Owned Real Property. Except for the Owned Real Property and the properties listed as “Sold Properties” set forth on Section 3.09(b) of the Disclosure Schedules, the Company does not own, has not since October

1, 2011 owned, and does not have any right to acquire, any real property. The Company has good and marketable fee simple title to all Owned Real Property, and to all Improvements thereon and all fixtures thereto, subject only to the Permitted Encumbrances.
(c)    Section 3.09(c) of the Disclosure Schedules lists the street address of each parcel of Leased Real Property, and a list, as of the date of this Agreement, of all Leases including the identification of the lessee and lessor thereunder. The Company has a valid and enforceable leasehold interest in all of the Leased Real Property. All rental and other material payments due under each of the Leases have been duly paid in accordance with the terms of all such Leases, and the consummation of the transactions contemplated hereby will not require the consent of any party to any Lease and will not terminate or allow any party to terminate any Lease.
(d)    No options have been granted to others to purchase, lease or otherwise acquire any interest in the Owned Real Property or, to the Knowledge of the Company, Leased Real Property. None of the Sellers, the Company or any of their respective Affiliates has transferred any air rights or development rights with respect to the Leased Real Property or the Owned Real Property.
(e)    There are no Actions pending (or, to the Company’s Knowledge, overtly contemplated or threatened, whether in writing or orally) against the Company or otherwise relating to the Real Property or the interests of the Company therein, which would be reasonably likely to interfere with the use, ownership, improvement, development and/or operation of the Real Property, in each case except for such actions, proceedings or litigation, that, individually or in the aggregate, would not reasonably be expected to be material to the Company. All requisite certificates of occupancy and other material licenses, permits and approvals required with respect to the ownership and operation of the Improvements and the occupancy and use thereof have been obtained and are currently in effect.
(f)    Neither any Seller nor the Company has received written notice that there are pending condemnation, eminent domain, or similar proceedings or actions pending or, to the Company’s Knowledge, threatened with regard to the Real Property or that would materially impair the current use, occupancy or operation of the Real Property.
(g)    There are no violations or alleged violations of any Laws with respect to the Real Property, including zoning Laws, that, individually or in the aggregate, would reasonably be expected to be material to the Company. To the Company’s Knowledge, there are no material inquiries, complaints, proceedings or investigations (excluding routine, periodic inspections) pending regarding compliance of the Real Property with any such Laws.
(h)    To the Company’s Knowledge, all material Improvements located on, under, over or within the Real Property, and all other aspects of each parcel of Real Property, (i) are in good operating condition and repair and are structurally sound and free of any material defects and (ii) are in material compliance with building, zoning and other applicable land use Laws for their current use, except where the failure to be so, individually or in the aggregate, would not reasonably be expected to be material to the Company.
Section 3.10    Intellectual Property.
(a)    Section 3.10(a) of the Disclosure Schedules lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, internet domain name registrations and other Intellectual Property that is the subject of an application for registration or registration under applicable Law owned by the Company (the “Registered Intellectual Property”). All applications for the Registered Intellectual Property are pending in good standing and all registrations for the Registered Intellectual Property are valid and enforceable. There are no overdue filings or unpaid filing, maintenance or renewal fees currently overdue with respect to any Registered Intellectual Property.

(b)    Section 3.10(b) of the Disclosure Schedules lists all unregistered Intellectual Property owned or held by the Company that is material to the conduct of the business of the Company as currently conducted or planned to be conducted.
(c)    Except as set forth in Section 3.10(c) of the Disclosure Schedules, the Company owns or has the right to use all Intellectual Property necessary to conduct the business as currently conducted (the “Company Intellectual Property”) free and clear of all Encumbrances (other than Permitted Encumbrances).
(d)    The Company Intellectual Property as currently licensed or used by the Company, and the Company’s conduct of its business as currently conducted, do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person. To Company’s Knowledge no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property.
(e)    There is no Action pending or, to the Company’s Knowledge, threatened (whether in writing or orally) in which the ownership, validity or enforceability of any of the Owned Intellectual Property is being contested or challenged or in which the Company’s conduct of its business as currently conducted is alleged to infringe, misappropriate or otherwise violate the Intellectual Property of any Person.
(f)    Each employee, consultant and independent contractor who has conceived or developed any material Owned Intellectual Property is under an obligation, either by operation of law or written agreement, to assign to the Company the sole and exclusive ownership of such Intellectual Property. No Person has retained any rights, licenses, claims or interests in or to any such Intellectual Property.
(g)    To the Company’s Knowledge, there has been no unauthorized access to, or disclosure or misappropriate of, any trade secrets or confidential data used in the business of the Company, including personal data of any individual. The Company has complied, in all material respects, with all applicable Laws relating to data protection and privacy and maintains policies and procedures regarding data security and privacy consistent with industry standards and applicable Law. The use and dissemination of any and all data and information concerning individuals by the Company is in compliance in all material respects with all applicable privacy policies, terms of use, customer agreements and Law. Following receipt of the consents set forth in Section 3.04 of the Disclosure Schedules, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby (including the receipt and taking over by Buyer of all of the Company’s databases and other information and data concerning individuals held by or on behalf of the Company), will not cause, constitute or result in a breach or violation of applicable privacy policies, terms of use, customer agreements or Law.
Section 3.11    Insurance.
(a)    Section 3.11 of the Disclosure Schedules sets forth a list, as of the date hereof, of all insurance policies maintained by the Company or with respect to which the Company is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”).
(b)    A detailed summary of the Insurance Policies has been made available to the Buyer in the Data Room and a complete copy of each Insurance Policy will be made available to Buyer upon Buyer’s request.
(c)    The Insurance Policies are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid. No written notice of cancellation or termination or revocation or other written notice that any such Insurance Policy is no longer in full force or effect has been received by the Company.
(d)    The Company has timely filed claims with applicable insurers with respect to all material matters relating to its assets and occurrences for which it has coverage and there are no open material claims that have been denied by any of the Company’s insurance providers or for which any such insurance provider has issued a reservation of rights letter.

Section 3.12    Legal Proceedings; Governmental Orders.
(a)    Except as set forth in Section 3.12(a) of the Disclosure Schedules, there are no Actions pending or, to Company’s Knowledge, threatened (whether in writing or orally) against or by the Company or any of the Company’s managers, officers, employees or Affiliates in their capacities as such or otherwise affecting any of the Company’s properties, assets or membership interests. To the Company’s Knowledge, there are no facts or circumstances existing which would reasonably be expected to constitute a valid basis for any such Action that would reasonably be expected to be material to the Company.
(b)    Except as set forth in Section 3.12(b) of the Disclosure Schedules, there are no outstanding Governmental Orders (other than performed Governmental Orders) and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.
Section 3.13    Compliance With Laws; Permits.
(a)    Except as set forth in Section 3.13(a) of the Disclosure Schedules, since January 1, 2012, the Company has complied with, been in compliance with and operated its business in material compliance with all Laws and Permits applicable to it or its business, properties or assets.
(b)    All Permits required for the Company to conduct its business and which are material to the business have been obtained by it and are valid and in full force and effect (which includes, for the avoidance of doubt, all Permits under Gaming and Racing Laws). To the Knowledge of the Company, the Company is in material compliance with the terms of the Permits.
(c)    Except as set forth in Section 3.13(c) of the Disclosure Schedules and for matters relating to Gaming and Racing Laws and the Governmental Authorities responsible therefor, which matters are addressed in Section 3.13(d) below, since January 1, 2012, the Company has not received any written notice or other written communication from any Governmental Authority or other Person (x) asserting any material violation of, or failure to comply with, any requirement of any Law or Permit or (y) notifying the Company of the non-renewal, revocation or withdrawal of any Permit that is material to the operation of the business.
(d)    Neither the Company nor any of its Affiliates, as applicable, nor any director, managers, officer, key employee or Person performing management functions similar to directors, managers, officers or key employees of the Company or its Affiliates has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Authority in the past three (3) years under, or relating to any violation or possible violation of any Gaming and Racing Laws which did or would be reasonably likely to result in fines or penalties of $50,000 or more, per violation, or $200,000 or more, in the aggregate.  None of the Company, its Affiliates or any officer, director, manager, key employee or Person performing any management functions similar to an officer, manager, director or key employee of the Company or its Affiliates, has suffered a suspension or revocation of any license held under the Gaming and Racing Laws by the Company necessary to conduct the business and operations of the Company. To the Company’s Knowledge, and with respect to the Company and the Sellers only and not with respect to Buyer, there are no facts, which if known to the Gaming and Racing Authorities, will or would reasonably be expected to result in (i) the failure to obtain any Regulatory Approval by the Gaming and Racing Authorities, or (ii) the failure to maintain in good standing any Permit (including any finding of suitability, registration or approval) of the Company or any of the Sellers.
(e)    All amounts which are required to be deposited into the Horse Purse Cash Accounts pursuant to Indiana Code Section 4-35-7-12 (Part of Adjusted Gross Gaming Receipts that Must Be Devoted To Purses, Horsemen’s Associations and the Gaming Integrity Fund) or any other Gaming and Racing Law have been properly deposited into the Horse Purse Cash Accounts in accordance with such Laws.
(f)    Except as set forth in Section 3.13(f) of the Disclosure Schedules, the Company has not, nor to the Knowledge of the Company has any of its Representatives, in any manner related the Company, (i) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was or was expected to be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (ii) established or maintained any unrecorded fund or asset or made any false entries on any books or records for the purpose of facilitating any of the matters set forth in clause (i) above.
(g)    The Company has in place, and at all times has had in place, a written anti-money laundering program, a written customer identification program, and a responsible gaming program, in each case in compliance in all material respects with applicable Law, and has complied in all material respects with the terms of such programs.
(h)    None of the representations and warranties contained in Section 3.13 shall be deemed to relate to environmental matters (which are governed by Section 3.14), employee benefits matters (which are governed by Section 3.15), employment matters (which are governed by Section 3.16) or tax matters (which are governed by Section 3.17).
Section 3.14    Environmental Matters.
(a)    Except as set forth in Section 3.14(a) of the Disclosure Schedules, the Company is and at all times since January 1, 2012 has been in material compliance with all Environmental Laws and has not received from any Person any (i) Environmental Notice or written Environmental Claim or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(b)    The Company has obtained and is and at all times since January 1, 2012 has been in material compliance with all Environmental Permits (each of which is disclosed in Section 3.14(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company.
(c)    No Real Property is listed on, or has been proposed for listing on, the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, the Superfund Enterprise Management System, or any similar state list. To the Company’s Knowledge, no facility, site or location to which the Company has sent or transported waste or otherwise arranged for the disposal or treatment of waste is listed on, or has been proposed for listing on, the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, the Superfund Enterprise Management System, or any similar state list. To the Company’s Knowledge, the Company is not liable under CERCLA with respect to any facility, site or location to which the Company has sent or transported waste or otherwise arranged for the disposal or treatment of waste.
(d)    Except as set forth in Section 3.14(d) of the Disclosure Schedules, there has been no material Release of Hazardous Materials or solid waste in contravention of Environmental Laws with respect to the business or assets of the Company or any Real Property.  The Company has not received an Environmental Notice that any Real Property (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material or solid waste which would reasonably be expected to result in an Environmental Claim against, or a material violation of Environmental Laws or term of any Environmental Permit by, the Company.
(e)    The Company has previously made available to Buyer in the Data Room or otherwise copies of the most recent environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the business or assets of the Company or any Real Property which are in the possession or control of the Company.

Section 3.15    Employee Benefit Matters.
(a)    Section 3.15(a) of the Disclosure Schedules contains a list of each “employee benefit plan” (as defined in Section 3(3) of ERISA), as well as each other benefit, retirement, employment, consulting, compensation, incentive, bonus, stock or other equity, option, incentive compensation, restricted stock, stock appreciation right or similar right, phantom equity, profits interests, change in control, retention, severance, vacation, paid time off, welfare, flexible benefit, cafeteria, dependent care, and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, that is maintained, sponsored, contributed to, or required to be contributed to by the Company or an ERISA Affiliate, or with respect to which the Company or an ERISA Affiliate is a party, participates in, or has any Liability with respect thereto (as listed on Section 3.15(a) of the Disclosure Schedules, each, a “Benefit Plan”).
(b)    True and complete copies of each of the following documents have been made available to Buyer: (i)  Benefit Plans, including with respect to any Benefit Plan that is not in writing, a written description of the material terms thereof and (ii) with respect to each Benefit Plan, to the extent applicable: (A) any related trust agreement, or insurance contract or documents relating to other funding arrangements, (B) any related administrative service agreement, (C) for the three (3) most recently ended plan years, all IRS Form 5500s (including schedules and financial statements attached thereto), (D) all current summary plan descriptions and subsequent summaries of material modifications required under ERISA, (E) a current IRS determination or opinion letter; and (F) the most recent financial and actuarial valuation reports.
(c)    Except as set forth in Section 3.15(c) of the Disclosure Schedules, (i) each Benefit Plan and related trust complies, in all material respects, in form with all requirements of applicable Laws and has been administered in all material respects in accordance with their terms and with all applicable Laws (including ERISA, the Code and applicable local Laws), and no notice has been issued by any governmental authority questioning or challenging such compliance, (ii) each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, all amendments to any such Qualified Benefit Plan for which the remedial amendment period (within the meaning of section 401(b) of the Code and applicable regulations) has expired are covered by a favorable Internal Revenue Service determination letter or opinion letter, and no fact or event has occurred that could affect adversely the qualified status of any such Qualified Benefit Plan or the exempt status of any such trust, (iii) all benefits, contributions and premiums required by and due under the terms of each Benefit Plan, the terms of any collective bargaining agreements and applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of any collective bargaining agreements, the terms of all applicable Laws and GAAP, (iv) all Benefit Plans that are subject to section 409A of the Code comply with section 409A in form and have been administered in accordance with their terms and section 409A of the Code, and (v) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Benefit Plan with respect to which the Company would be reasonably expected to have any liability.
(d)    None of the Company or its ERISA Affiliates contributes to, has contributed to, or has Liability with respect to: (i) a plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; (ii) a “multi-employer plan” (as defined in Section 3(37) of ERISA); (iii) a multiple employer plan (within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code); or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). None of the assets of any Benefit Plan are invested in employer securities or employer real property. None of the Company or any of its ERISA Affiliates is a nonqualified entity within the meaning of section 457A of the Code.
(e)    Except as set forth in Section 3.15(e) of the Disclosure Schedules and other than as required under Section 4980B of the Code or other applicable Law, none of the Company or its ERISA Affiliates has any Liability for providing benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).
(f)    Except as set forth in Section 3.15(f) of the Disclosure Schedules, (i) there is no pending or, to Company’s Knowledge, threatened action or claim relating to a Benefit Plan or the assets thereof (other than routine claims for benefits), and no facts exist that would reasonably give rise to any such actions or claims; and (ii) no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.
(g)    Each Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (i) is currently in compliance in all material respects with the Healthcare Reform Laws, and (ii) has been in compliance in all material respects with all applicable Healthcare Reform Laws since March 23, 2010.
(h)    There have been no acts or omissions by the Company or any of its ERISA Affiliates which have given rise to or would reasonably be expected to give rise to interest, fines, penalties, taxes or related charges under Sections 406 or 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code or the Healthcare Reform Laws for which the Company or any of its ERISA Affiliates may be liable or under Section 409A of the Code for which the Company, any of its ERISA Affiliates or any participant in any Benefit Plan that is a nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) may be liable.
(i)    Except as set forth in Section 3.15(i) of the Disclosure Schedules, neither the consummation of the transaction contemplated by this Agreement (alone or in combination with any other event) will: (i) result in the payment to any Employee, manager, director or consultant of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, manager, director or consultant; (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan; or (iv) cause any payments or benefits to any employee, officer or director of the Company to be either subject to an excise Tax or to be non-deductible under Sections 4999 and 280G of the Code.
Section 3.16    Employment Matters.
(a)    Except as set forth in Section 3.16(a) of the Disclosure Schedules, the Company is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees, and no union organizational campaign is pending or, to the Company’s Knowledge, threatened with respect to any of the Employees. Except as set forth in Section 3.16(a) of the Disclosure Schedules, since December 31, 2014, there has not been, nor, to Company’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, labor arbitration, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company.
(b)    The Company is in material compliance with all applicable Laws pertaining to employment and employment practices, including Laws pertaining to terms and conditions of employment, collective bargaining, worker classification, wages, hours of work, withholding, discrimination, immigration and occupational safety and health. The Company (i) has withheld and reported all amounts required by Law or Contract to be withheld and reported with respect to wages, salaries and other payments to current and former employees, consultants, and independent contractors, (ii) is not liable for any arrearage of wages or Taxes or any interest, fine or penalty for failure to comply with the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for current or former employees. Except as set forth in Section 3.16(b) of the Disclosure Schedules, there are no Actions against the Company pending, or to the Company’s Knowledge, threatened (whether in writing or orally) to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(c)    Except as set forth in Section 3.16(c) of the Disclosure Schedules, the Company has not taken any action with respect to the transactions contemplated by this Agreement that could constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act or could otherwise trigger any notice requirement or Liability under any state or local plant closing notice Law.
(d)    The Company is not a federal contractor or subcontractor covered by laws and regulations enforced by the Office of Federal Contract Compliance Programs.
Section 3.17    Taxes.
(a)    Except as set forth in Section 3.17 of the Disclosure Schedules:
(i)    The Company has filed (taking into account any valid extensions) all Tax Returns required to be filed by the Company. Such Tax Returns are true, complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business. All Taxes due and owing by the Company have been paid or accrued.
(ii)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.
(iii)    There are no ongoing actions, suits, claims, investigations or other legal proceedings by any taxing authority against the Company.
(iv)    The Company is not a party to any tax-sharing agreement.
(v)    All Taxes which the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been paid or accrued and the Company has complied in all material respects with all information reporting (including Internal Revenue Service Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto.
(vi)    There are no Encumbrances on the assets of the Company relating or attributable to Taxes, except for (i) statutory liens for Taxes not yet due and payable or (ii) Taxes that are being contested in good faith through appropriate proceedings and with due diligence, and, in either case (i) or (ii), for which reserves have been established in accordance with generally accepted accounting principles.
(vii)    No claim has ever been made by a Governmental Authority in writing in any jurisdiction where the Company does not file Tax Returns that the Company is required to file Tax Returns in such jurisdiction.
(viii)    Neither Holdings nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any open transaction disposition made on or prior to the Closing Date, (B) any prepaid amount received on or prior to the Closing Date, (C) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. income tax law) entered into on or prior to the Closing Date, or (D) a change in the method of accounting for a period ending prior to or including the Closing Date.
(ix)    Neither Holdings or any of its Subsidiaries has engaged in a “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b).
(x)    Neither Holdings or any of its Subsidiaries (i) has any liability for any Tax or any portion of a Tax (or any amount calculated with reference to any portion of a Tax) of any Person other than the Company, including as transferee or successor, or by contract (other than customary agreements not primarily related to Taxes entered into in the Ordinary Course of Business) (ii) has been a member of an affiliated group filing combined or consolidated income or franchise Tax Returns (except for the group of which the Company is the common parent) for federal, state, local or foreign Tax purposes or (iii) has been a party to a tax sharing, protection, indemnification or allocation agreement (other than customary agreements not primarily related to Taxes entered into in the Ordinary Course of Business).
(xi)    No power of attorney related or attributable to Taxes that currently is in effect has been granted by Holdings or any of its Subsidiaries.
(xii)    Neither Holdings nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction intended or purported to be governed, in whole or in part, by Section 355 of the Code or Section 361 of the Code.
(xiii)    Holdings is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(xiv)    Neither Holdings nor any of its Subsidiaries is a party to any joint venture, partnership, other arrangement or contract which may reasonably be expected to be treated as a partnership for U.S. federal income Tax purposes.
(b)    Since October 1, 2011, Holdings has been classified as an association taxed as a corporation for U.S. federal income tax purposes and has not made any election to the contrary.
(c)    Since October 1, 2011, each direct and indirect Subsidiary of Holdings has at all times been classified as a disregarded entity for U.S. federal income tax purposes and has not made any election to the contrary.
Section 3.18    Brokers. Except for Deutsche Bank Securities Inc. and UBS Securities LLC, whose fees and expenses shall be paid by Sellers, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
Section 3.19    Sufficiency of Assets.
(a)    The tangible personal property owned and operated, or leased and operated, by the Company (i) is in good repair and good operating condition, ordinary wear and tear excepted, or (ii) is suitable for immediate use in the Ordinary Course of Business. The owned and leased items of tangible personal property of the Company, together with the Real Property of the Company and the owned and licensed Intellectual Property of the Company, is sufficient, without material supplement, for the continuation of the Company’s business and operations in the Ordinary Course of Business.
(b)    The assets and properties owned, leased or licensed by the Company constitute all of the properties used by the Company to conduct its business and operations as currently conducted.
Section 3.20    Related Party Transactions. Except as set forth on Section 3.20 of the Disclosure Schedules (the agreements required to be disclosed on Section 3.20 of the Disclosure Schedules, “Seller Related Party Agreements”), no Seller, officer, manager, director or shareholder of any Seller, officer or manager of the Company, or any Affiliate of any of the foregoing, (a) is a party to any Contract with or binding upon the Company or any of its properties or assets or (b) has any ownership interest in any property owned, leased or otherwise used by the Company. Section 3.20 of the Disclosure Schedules sets forth a true and complete list of the Seller Related Party Agreements. For purposes of this Section 3.20, the term “Affiliate” shall include, in the case of Persons that are natural persons, each member of the immediate family of such individuals and each Affiliate thereof.
Section 3.21    Bank Accounts; Authorized Signatories. Section 3.21 of the Disclosure Schedules sets forth a true and complete list of each account maintained by or for the benefit of the Company at any bank or other financial institution, including the name of the bank or financial institution and the account number. Section 3.21 of the Disclosure Schedules includes a true and complete list of each Person, with respect to each account, that is authorized to act in the name or on behalf of the Company, by power of attorney or otherwise, and except as set forth on Section 3.21 of the Disclosure Schedules, no other Person has access to or any other rights regarding any of the accounts.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as set forth in the Disclosure Schedules, each Seller, as to itself only, represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing.
Section 4.01    Organization and Authority of Seller.
(a)    If such Seller is an entity, such Seller is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the state of its organization and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Seller of this Agreement and the Ancillary Agreements to which it is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Seller. This Agreement has been (and when executed and delivered, the Ancillary Agreements to which it is a party will be) duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by the Buyer) this Agreement constitutes (and when executed and delivered, the Ancillary Agreements to which it is a party will constitute) a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(b)    If such Seller is an individual, such Seller has the capacity and power to enter into this Agreement and the Ancillary Agreements to which such Seller is a party, to carry out his or her obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by the Buyer) this Agreement constitutes (and when executed and delivered, the Ancillary Agreements to which it is a party will constitute) a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms. When each Ancillary Agreement to which such Seller is or will be a party in connection with this Agreement has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by the Buyer), such agreement will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms.
Section 4.02    Ownership. Such Seller (i) is the record, beneficial and legal owner of, and has good and valid title, to the Existing Units and Warrants set forth opposite such Seller’s name on Schedule 1 and (ii) is the record, beneficial and legal holder of all rights as the lender holding the Member Notes identified on Schedule 1 and issued under the applicable Member Term Loans in the original principal amount set forth opposite such Seller’s name on Schedule 1, in each case free and clear of all Encumbrances and any right of first refusal, right of first offer, or preemptive right (other than those Encumbrances (A) created by this Agreement, (B) created by Buyer, (C) as set forth in the Holdings Operating Agreement, the Third Party Loan, the Award Agreements and Management Notes, the Warrants, the Member Notes and Member Term Loans and the Clairvest Co-Investor Agreement or (D) those restrictions on the subsequent transfer imposed by state and federal securities laws and Gaming and Racing Laws). Except as set forth in the Clairvest Co-Investor Agreement, such Seller has not assigned, transferred or waived any rights with respect to any of the Existing Units (including the MIP Units), Warrants, Member Notes or related Member Term Loans or grant document related to the MIP Units. Upon consummation of the transactions contemplated by this Agreement (including, without limitation, the provisions of Section 6.17 (Holdings Operating Agreement, Warrants and Member Term Loans)), such Seller shall have transferred to the Buyer, and Buyer shall have acquired, good title to all of the Existing Units, Warrants and Member Notes identified on Schedule 1 being sold by such Seller and a valid assignment of all of the Seller’s rights under the Member Term Loans, in each case free and clear of all Encumbrances (other than Encumbrances created by Buyer and restrictions on the subsequent transfer imposed by state and federal securities laws and Gaming and Racing Laws and the non-waivable provisions of the Member Term Loans and Warrants which restrict subsequent transfers of the Member Notes and the Warrants without the consent of the Gaming and Racing Authorities). None of the Existing Units, the Warrants or the Member Notes were issued or entered into in violation of such Seller’s obligations under any agreement, arrangement or commitment to which such Seller is a party or applicable Law. Other than (i) the organizational documents of Holdings, the Warrant and Note Documents, the Member Term Loans and the MIP Units, the Clairvest Co-Investor Agreement and the employment agreement of such Seller entered into with the Company and described in Section 4.02 of the Disclosure Schedules, if applicable to such Seller, Seller is not party to any agreement or arrangement containing a voting trust or other agreements or understandings in effect with respect to the voting or transfer of any of the Existing Units, Warrants or Member Notes and related Member Term Loans. As of the Closing Date, but immediately prior to the Closing, the transactions contemplated by Section 6.17 (Holdings Operating Agreement, Warrants and Member Term Loans) shall have been completed and, following such completion, all of the Existing Units, the Warrants and the Member Notes will be owned of record, beneficially and legally by the applicable Seller, free and clear of all Encumbrances (other than Encumbrances (A) created by this Agreement, (B) created by Buyer, or (C) those restrictions on the subsequent transfer imposed by state and federal securities laws and Gaming and Racing Laws).
Section 4.03    No Conflicts; Consents. Assuming receipt of all Regulatory Approvals, the execution, delivery and performance by such Seller of this Agreement and any Ancillary Agreement to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the organizational documents of such Seller; (b) result in a material violation or breach of any provision of any Law, Permit or any Governmental Order applicable to such Seller; (c) result in the creation or imposition of any Encumbrance on such Seller’s Existing Units, Warrants, Member Notes or related Member Term Loans; or (d) breach any preemptive or subscription rights, rights of first refusal, voting trusts, member agreements or other agreements or understandings in effect with respect to the issuance, voting or transfer of any of the Existing Units, the Warrants or Member Notes and Member Term Loans to which such Seller is party or by which such Seller is bound. Other than the Regulatory Approvals, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Seller in connection with the execution, delivery or performance of this Agreement or any of the Ancillary Agreements to which such Seller is a party or the consummation of the transactions contemplated hereby or thereby (including the assignment and transfer of the Holdings Interests).
Section 4.04    Brokers. Except for Deutsche Bank Securities Inc. and UBS Securities LLC (whose fees and expenses shall be paid by Sellers), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller for which the Company or Buyer could be liable.
Section 4.05    Legal Proceedings. There are no Actions pending or, to the knowledge of such Seller, threatened (whether in writing or orally) against or by such Seller or any Affiliate of such Seller that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
Section 4.06    No Other Representations and Warranties. Except for the representations and warranties contained in Article III and this Article IV (including the related portions of the Disclosure Schedules), the Company has not made and does not make, no Seller has made and no Seller makes, and no other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of any Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to the Buyer and its Representatives (including the Confidential Information Memorandum with respect to the Company dated Summer 2017, and any information, documents or material made available to the Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in the Disclosure Schedules, Buyer represents and warrants to each Seller that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing.
Section 5.01    Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been (and when executed and delivered, the Ancillary Agreements to which it is a party will be) duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Holdings and each Seller) this Agreement constitutes (and when executed and delivered, the Ancillary Agreements to which it is a party will constitute) a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 5.02    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the organizational documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.02 of the Disclosure Schedules and assuming receipt of the filings, consents and approvals set forth on Section 3.04 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except, in the case of clause (c), where the failure to obtain such consents, notices or other action or such conflicts, violations, breaches, defaults, accelerations, cancellations would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. Assuming receipt of the filings, consents, and approvals set forth in Section 3.04 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice or submission to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act and as set forth in Section 5.02 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings, notices or submissions which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.
Section 5.03    Investment Purpose. Buyer is acquiring the Existing Units, the Warrants and the Member Notes solely for its own account for investment purposes and not with a present view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Existing Units, the Warrants and the Member Notes are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Existing Units, the Warrants and the Member Notes may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Existing Units, the Warrants and the Member Notes for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.
Section 5.05    Financial Resources. On the Closing Date, Buyer will have sufficient cash on hand or other sources of immediately available funds (including pursuant to a committed financing facility) to enable it to make payment of the Purchase Price (and any adjustments thereto in accordance with Section 2.06) and all other necessary fees, expenses and other amounts in connection with the consummation of the transaction contemplated by this Agreement.
Section 5.06    Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened (whether in writing or orally) against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
Section 5.07    Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the Company and the Sellers set forth in Article III or Article IV of this Agreement (including the related portions of the Disclosure Schedules); (b) none of the Company, any Seller, or any other Person has made any representation or warranty as to the Company, any Seller or this Agreement, except as expressly set forth in Article III and Article IV of this Agreement (including the related portions of the Disclosure Schedules) and any certificates, agreements or other documents required pursuant to this Agreement to be delivered at the Closing; and (c) Buyer is not relying upon any advice from any Seller and no Seller, nor any of their respective Affiliates, is acting as a financial advisor, agent, underwriter or broker to Buyer or any of Buyer’s Affiliates or otherwise on behalf of Buyer or any of Buyer’s Affiliates in connection with the transactions contemplated by this Agreement and the agreements entered into in connection herewith.
Section 5.08    Buyer Compliance with Gaming Laws.
(a)    Buyer and its Affiliates (the “Licensed Affiliates”) and each of their respective directors, managers, officers, key employees and Persons performing management functions similar to directors, managers, officers or key employees, hold all material licenses, permits and other authorizations necessary to comply with gaming and racing laws in the jurisdictions in which such Licensed Affiliates operate (the “Affiliate Permits”) and are in material compliance with the terms of the Affiliate Permits.  Neither Buyer nor any of its Affiliates have received notice of any proceeding or review by any Governmental Authority under any gaming and racing law with respect to Buyer or any of its Affiliates that would have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.
(b)    Except as disclosed in Section 5.08(b) of the Disclosure Schedules, neither Buyer nor any of its Affiliates, nor any their respective directors, managers, officers, key employees and Persons performing management functions similar to directors, managers, officers or key employees, has received any written claim, demand, notice, complaint, court order or administrative order from any Gaming and Racing Authority in the past three (3) years under, or relating to any violation or possible violation of any Gaming and Racing Laws which did or would be reasonably likely to result in fines or penalties of $100,000 or more, in the aggregate.  To Buyer’s knowledge, with respect to Buyer and its Licensed Affiliates only and not with respect to the Company or Sellers, there are no facts, which if known to the Gaming and Racing Authorities, will or would reasonably be expected to result in the failure to obtain any Regulatory Approval by the Gaming and Racing Authorities.  None of Buyer or its Affiliates, or any of their respective directors, managers, officers, key employees and Persons performing management functions similar to directors, managers, officers or key employees, has suffered a suspension or revocation of any license held under the Gaming and Racing Laws necessary to conduct the business and operations of Buyer or its Affiliates in Indiana, as applicable.

ARTICLE VI
COVENANTS
Section 6.01    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement, required by Law or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and the Sellers shall cause the Company, to: (i) conduct the business of the Company in the Ordinary Course of Business; (ii) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and the Sellers shall not cause or permit the Company to, (A) take any action that would cause any of the changes, events or conditions described in Section 3.07 to occur (assuming for this purpose, that Section 3.07 applies to the period from the date hereof until the Closing) or (B) enter into, amend or terminate any Material Contract, other than in the Ordinary Course of Business; (iii) use reasonable best efforts to cause all reports to any Gaming and Racing Authority for any period ended on or before December 31, 2017 to be filed before Closing; and (iv) comply with the provisions of Section 6.01 of the Disclosure Schedules. From the date hereof until the Closing, the Company shall not, and the Sellers shall cause the Company not to, without Buyer’s prior written consent, enter into any written Contract with a term of more than 60 days that does not include language that permits the Company to terminate the Contract in the event that its compliance committee determines in good faith that the counterparty to such contract is unsuitable to do business with the Company or any of its Affiliates.
Section 6.02    Access to Information; Schedule Updates.
(a)    From the date hereof until the Closing, the Company shall, and the Sellers shall cause the Company to: (i) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property (including for the purposes of updating Phase I environmental assessments), properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Company; (ii) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (iii) instruct the Representatives of the Company to cooperate with Buyer in its investigation of the Company; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Company and Sellers Representative, under the supervision of the Company’s personnel and in such a manner as not to interfere with the normal operations of the Company. All requests by Buyer for access pursuant to this Section 6.02(a) shall be submitted or directed exclusively to John Keeler and Tammy Schaeffer, with a copy to Sellers Representative or such other individuals as Sellers Representative may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither the Company, nor any Seller, shall be required to disclose any information to Buyer if such disclosure would, in Sellers Representative’s sole discretion: (x) cause significant competitive harm to any Seller, the Company or their respective businesses if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Sellers Representative, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of, the Company and Buyer shall have no right to perform invasive or subsurface investigations of the Real Property. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.02(a).
(b)    From time to time prior to the Closing, the Sellers and the Company may supplement or amend the Disclosure Schedules hereto with respect to any matter arising after the date hereof (other than as a result of a breach of any covenant of this Agreement) (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.02(a) have been satisfied; provided, however, that if properly delivered Schedule Supplements include matters that, individually or in the aggregate, would cause conditions precedent to the Closing set forth in Section 7.02(a)(iii) or Section 7.02(n) to be untrue on the Closing Date, and Buyer waives such conditions to Closing, then Buyer shall have irrevocably waived its right to indemnification under Section 9.01 with respect to such matters. Promptly following receipt by Buyer of any Schedule Supplement, Buyer shall consult in good faith with the Company regarding the matters set forth herein.
(c)    From time to time prior to the Closing, if any Seller wishes to sell, transfer or assign all (but not less than all) of the Holdings Interests owned by it to another Seller, then: (i) such Sellers shall enter into a customary assignment agreement with respect to such Holdings Interests (the “Assigned Interests”), the form and substance of which shall be reasonably acceptable to Buyer; (ii) the applicable Sellers shall effect such assignment in accordance with applicable Law, including the requirements of any Gaming and Racing Authority; (iii) the Company and the Sellers shall provide Buyer with a Schedule Supplement to reflect such assignment; (iv) for the avoidance of doubt, such Schedule Supplement will be disregarded for the purpose of any claim for Losses by any Buyer Indemnified Party as provided in Section 9.02(a)(v) (Capitalization Representation); and (v) the transferring and acquiring Sellers shall (at their sole cost and expense) make such representations and warranties to Buyer regarding the Assigned Interests and the transactions related thereto as Buyer shall reasonably request and procure in favor of Buyer a policy of representation and warranty insurance with respect thereto or provide to Buyer a letter of credit, guaranty from a credit-worthy Person or other financial assurance that is sufficient, in Buyer’s good faith judgment, to provide Buyer with protection against breaches of representations that Buyer would have had but for the assignment; provided, however, that no Clairvest Seller shall sell, transfer or assign any of its Holdings Interests.
Section 6.03    Certain Benefit Matters.
(a)    280(g) Matters.
(i)    To the extent that (x) any Employee is a “disqualified individual” (as such term is defined for purposes of Section 280G of the Code) of the Company (a “Disqualified Individual”) and may be entitled to any payment or benefit as a result of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events), including in connection with any payments to Rod Ratcliff in connection with the anticipated repayment of the Churchill Note and (y) such payment or benefit would or could reasonably be expected to constitute a “parachute payment” under Section 280G of the Code or could reasonably be expected to result in the imposition of any excise Tax imposed under Section 4999 of the Code, Holdings shall use reasonable best efforts to:
(A)    At least ten (10) Business Days prior to the Closing, obtain a binding written waiver by such Disqualified Individual (each, an “Excess Parachute Waiver”) of any portion of such parachute payment as exceeds three times such individual’s “base amount” within the meaning of Section 280G(b)(3) of the Code less one dollar (collectively, the “Excess Parachute Payments”) to the extent such Excess Parachute Payments are not subsequently approved pursuant to a unitholder vote in accordance with the requirements of Section 280G(b)(5)(B) of the Code and Treasury Regulations § 1.280G-1 thereunder (the “280G Approval Requirements”);
(B)    At least five (5) Business Days prior to the Closing Date, seek unitholder approval in a manner intended to satisfy the 280G Approval Requirements in respect of the Excess Parachute Payments payable to all such Disqualified Individuals; and
(C)    At least five (5) Business Days prior to the Closing Date, provide all disclosure to all Persons entitled to vote under Section 280G(b)(5)(B)(ii) of the Code and the regulations thereunder and hold a vote of unitholders in the manner intended to satisfy the 280G Approval Requirements.
(ii)    Holdings shall provide the calculations, Excess Parachute Waivers, disclosures and any other resolutions, notices or other documents to be issued, distributed, adopted or executed in connection with the implementation of this Section 6.03 to Buyer for its prior review and comment (such comments to be provided within three (3) Business Days after Buyer’s receipt thereof), and Holdings shall consider in good faith any reasonable comments made by Buyer.
(iii)    To the extent any Excess Parachute Payments with respect to which any Excess Parachute Waiver is obtained are not approved as contemplated pursuant to Section 6.03(a)(i), such Excess Parachute Payments shall not be made or provided. Prior to the Closing Date, Holdings shall deliver to Buyer written evidence of satisfaction of the 280G Approval Requirements or written notice of the non-satisfaction thereof.
(b)    401(k) Matters. At the written request of Buyer not less than five (5) days prior to the Closing Date, the Company shall take all action necessary to cease contributions to and terminate each plan qualified under Code Section 401(k) (the “Company 401(k) Plan”), including adopting written resolutions, the form and substance of which shall be reasonably satisfactory to Buyer, to terminate such Company 401(k) Plan effective as of the day immediately prior to the Closing Date and to one hundred percent (100%) vest all participants in the Company 401(k) Plan, in the case of each of the foregoing, effective as of and contingent upon the consummation of the transactions contemplated by this Agreement.
Section 6.04    Resignations. The Company shall, and the Sellers shall cause the Company to, deliver to Buyer written resignations, effective as of the Closing Date, of the officers and managers of the Company requested by Buyer at least five (5) Business Days prior to the Closing.
Section 6.05     Director and Officer Indemnification and Insurance.
(a)    Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or manager of the Company, as provided at Law or pursuant to the certificate of formation or limited liability company agreement of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 6.05(a) of the Disclosure Schedules, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.
(b)    The Company shall, and Buyer shall cause the Company to (i) maintain in effect for a period of six (6) years after the Closing Date, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Closing Date (provided, however, that the Company may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the managers and officers of the Company when compared to the insurance maintained by the Company as of the date hereof), or (ii) obtain as of the Closing Date “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the managers and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement); provided that Buyer shall not be obligated to expend an amount on an annualized basis for such six (6) year period in excess of three hundred percent (300%) of the annual premiums for the current policies of directors’, managers’ and officers’ liability insurance maintained by the Company to purchase such “tail” insurance.  If such insurance coverage can only be obtained at an annualized premium for such six (6) year period in excess of three hundred percent (300%) of the annual premium for the current policies, Buyer shall obtain and maintain one or more policies with the greatest coverage available for an annualized premium equal to three hundred percent (300%) of such current annual premium.
(c)    The obligations of Buyer and the Company under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect any manager or officer to whom this Section 6.05 applies without the consent of such affected manager or officer (it being expressly agreed that the managers and officers to whom this Section 6.05 applies shall be third-party beneficiaries of this Section 6.05, each of whom may enforce the provisions of this Section 6.05).

(d)    In the event Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 6.05.
Section 6.06    Confidentiality.
(a)    Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.06 shall nonetheless continue in full force and effect.
(b)    Following the Closing, each Seller shall, and shall cause its Affiliates and Representatives to, keep confidential all information relating to the Company and its business, except (x) to the extent legally permissible, in connection with any Action to enforce this Agreement or (y) to the extent such information is required to be disclosed by applicable Law, in which case such Seller shall, to the extent legally permissible, (i) provide Buyer with prompt written notice of such requirement so that Buyer may seek an appropriate protective order or other remedy or waive compliance, in whole or in part, with this Section 6.06(b), (ii) cooperate with Buyer, at Buyer’s expense, to obtain such protective order or other remedy, (iii) disclose only the portion of that information such Seller or its Affiliate or Representative is advised by counsel is legally required to be disclosed, (iv) before making any disclosure, provide Buyer with the text of the proposed disclosure and consider in good faith Buyer’s suggestions concerning the scope and content of the information to be disclosed and (v) use its reasonable best efforts to preserve the confidentiality of all information so disclosed; provided that, notwithstanding the foregoing, each Seller and their respective Representatives may disclose any information to the extent that such information is requested or required by any tax or regulatory authority having jurisdiction over such Seller or its Representatives.
Section 6.07    Governmental and Regulatory Approvals and Other Third-party Consents
(a)    Consents Generally. Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all third parties, including Governmental Authorities that are necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement, including those notices and consents set forth on Section 3.04 and Section 5.02 of the Disclosure Schedules and with respect to applicable state and federal securities Laws, the HSR Act and Gaming and Racing Laws, including, for the avoidance of doubt, each party hereto providing information with respect to executing and filing any submissions in respect thereof and participating in meetings with the applicable Gaming and Racing Authorities. Each party shall cooperate fully with the other parties and their respective Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals (including supplying the other parties with any information which may be required in order to obtain such consents, authorizations, orders and approvals and responding as promptly as practicable to any inquiry or request received from any Governmental Authority for additional information or documentation) and, once obtained, shall comply with the terms and conditions of such Regulatory Approvals. The parties hereto shall not willfully take any action that would reasonably be expected to have the effect of delaying, impairing or impeding in any material respect the receipt of any required consents, authorizations, orders and approvals, including Regulatory Approvals.
(b)    HSR. Each party hereto agrees to make (or cause its ultimate parent entity, as such term is used in the regulations implementing the HSR Act to make) an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within fifteen (15) Business Days following the date of this Agreement.
(c)    Gaming and Racing Laws. Each party hereto agrees (i) to make (or cause its ultimate parent entities to make), to the extent applicable, an appropriate initial filing pursuant to each applicable Gaming and Racing Law with respect to the Regulatory Approvals within thirty (30) days following the date of this Agreement and (ii) to respond as promptly as possible to any request for information from any Gaming and Racing Authority.
(d)    Cooperation. Subject to applicable Laws relating to the exchange of information, prior to making any application or material written communication to, or filing with, any Governmental Authority, each party shall provide the other parties with drafts thereof and afford the other parties a reasonable opportunity to comment on such drafts. To the extent relating to the transactions contemplated by this Agreement, Buyer, Sellers and the Company shall, and shall cause their Representatives to, (i) each use their respective reasonable best efforts to schedule and attend any hearings or meetings with Governmental Authorities, including Gaming and Racing Authorities, (ii) permit, to the extent allowed, the other parties to participate in any meetings or conference calls with any Governmental Authorities, (iii) consult with each other with respect to the exchange of information (including relating to filings made in respect of the HSR Act and Gaming and Racing Laws), and (iv) promptly notify one another following (x) receipt of any comments, requests or other communications (whether written or oral) from any Governmental Authority (and provide to the other parties copies of any written communications so received) and (y) receipt of any threatened action, suit, arbitration, investigation or other proceeding.
(e)    Covenants relating to Governmental Approvals. Without limiting the foregoing, Buyer, Sellers and the Company shall each use its reasonable best efforts to:
(i)    avoid the entry of, or have vacated or terminated, any decree, order or judgment that would restrain, delay or prevent the Closing from occurring on or before the Outside Date and to take any and all actions required to defend any lawsuits or other proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement, and in furtherance of the foregoing, the parties agree to appeal, as promptly as possible, any such decree, judgment, lawsuit or other proceeding; and
(ii)    avoid or eliminate any impediment under the HSR Act, any Gaming and Racing Laws, or any other applicable Law, order or judgment that may be asserted by any Governmental Authority or any other Person with respect to the Closing so as to enable the Closing to occur as soon as reasonably possible (and in any event prior to the Outside Date), including implementing, contesting or resisting any litigation before any court or administrative tribunal seeking to restrain or enjoin the transaction. In furtherance of the foregoing, and to the extent necessary to obtain any Buyer Regulatory Approvals, Buyer and its Affiliates agree that they will commit to divestitures, or will agree to a hold separate covenant or similar undertaking or arrangement, with respect to its or their respective assets, licenses or businesses, provided, however, that nothing in this Agreement shall be interpreted to require or permit the Company or any Seller (or, for the avoidance of doubt, to require Buyer or any of its Affiliates) to divest or agree to a hold separate covenant with respect to any of the Company’s assets, licenses or businesses.
(f)     Buyer Regulatory Approvals. Notwithstanding anything to the contrary herein, in no event shall Buyer have any responsibility with respect to any Seller Gaming Regulatory Approval.
(g)    Consent Expenses. Buyer shall be responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act and with respect to the other Regulatory Approvals and for its costs and expenses associated with obtaining any other third-party consents. In addition, all reasonable documented out of pocket fees and expenses (including attorneys fees and expenses), up to a maximum of $1,000,000 incurred by the Sellers or the Company due to compliance with any “second request” for additional information or documentary material from any Governmental Authority relevant to the transactions contemplated by this Agreement (other than any such request related to any Seller Gaming Regulatory Approval) shall be promptly reimbursed by Buyer. Neither the Company nor any Seller shall be obligated to pay any consideration to any third party from whom consent or approval is requested.
Section 6.08    Books and Records.

(a)    In order to facilitate the resolution of any claims made against or incurred by any Seller prior to the Closing, or for any other reasonable regulatory or tax purpose, for a period of six (6) years after the Closing, Buyer shall:
(i)    retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and
(ii)    upon reasonable notice and request, afford the Representatives of any affected Seller reasonable access (including the right to make, at such Seller’s expense, photocopies), during normal business hours, to such books and records to the extent related to any period prior to the Closing (and Buyer shall have the right to first require a reaffirmation of such Seller’s confidentiality obligations with respect thereto, in a form reasonably determined by Buyer).
(b)    In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable regulatory or tax purpose, for a period of six (6) years following the Closing, each Seller shall:
(i)    retain the books and records (including personnel files) of such Seller which relate to the Company and its operations for periods prior to the Closing; and
(ii)    upon reasonable notice and request, afford the Buyer, any of its Affiliates and any of its or their respective Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records solely to the extent related to the Company.
(c)    Neither Buyer nor any Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.08 where such access would violate any Law.
Section 6.09    Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof (provided, however, that Section 6.07 shall apply to the matters set forth therein), but in no event shall a party be required to waive any closing conditions set forth in Article VII.
Section 6.10    Public Announcements. Between the date hereof and the Closing Date, unless otherwise required by applicable Law or the rules of any applicable stock exchange (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Company, Buyer and Sellers Representative (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. Notwithstanding the foregoing, after the Closing Date, the institutions who own or control a Seller may disclose the transactions contemplated hereunder in their respective continuous disclosure documents and other disclosures to limited partners or other investors in a manner consistent with past practices, which disclosure may set forth the Purchase Price, realized proceeds, multiple of invested capital and internal rate of return.
Section 6.11    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
Section 6.12    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by

Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and each Seller shall cooperate with respect thereto as necessary).
Section 6.13    Release. Effective as of the Closing, each Seller, for itself and on behalf of its Affiliates, and each of its and their respective successors, assigns, heirs and executors, hereby irrevocably, knowingly and voluntarily releases, covenants not to sue, discharges and forever waives and relinquishes all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any such releasing Person has, may have or may assert now or in the future, solely in connection with its ownership of the Holdings Interests in the case of a Seller affiliated with The Goldman Sachs Group, Inc. or Fortress Investment Group, LLC against the Company, any current or former officer, director, manager, employee, agent or other Representative of the Company, or any of their respective successors, assigns, heirs and executors, arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act, occurrence or omission of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Closing. Notwithstanding the foregoing, nothing in this Section 6.13 shall be deemed to release or waive any rights or remedies of any releasor under this Agreement or any claims of any releasor for compensation or otherwise as an employee or officer of the Company.
Section 6.14    Financing Cooperation. If, prior to the Closing, Buyer notifies Sellers Representative that it intends to obtain debt financing in order to fund a portion of the Purchase Price (it being agreed that obtaining such debt financing is not a condition to the consummation of the Closing and that the Closing may not be delayed or postponed by Buyer for any reason related to the availability or funding of any debt financing), Buyer shall provide a copy of the commitment letter, engagement letter, term sheet or other applicable document providing a summary of the terms of such debt financing (it being understood and agreed that any fees therein and any applicable fee letter may be redacted in a customary manner) to Sellers Representative in connection with such debt financing and, following delivery of such commitment letter, engagement letter, term sheet or other applicable document with respect to the Debt Financing (as defined below), and if reasonably requested by Buyer, and at the Buyer’s sole expense, the Company shall provide, and shall use its commercially reasonable efforts to cause its accountants, legal counsel, agents and other advisers to provide, such cooperation in connection with the arrangement of any debt financing (or any alternative or replacement financing) as may be reasonably requested by Buyer (the “Debt Financing”) (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and is not, in the reasonable opinion of the Company taking into consideration customary market practices, unduly burdensome). Such cooperation shall include (a) making members of senior management and other Representatives of Holdings and its Subsidiaries directly available to Buyer and its proposed Financing Sources, (b) furnishing Buyer and its proposed Financing Sources with the Required Information and other financial and other pertinent information regarding the Company, (c) using commercially reasonable efforts, at Buyers expense, to assist with the preparation, presentation and distribution of any information, documentation or communication reasonably required by Buyer or its proposed Financing Sources in connection with the Debt Financing (or any alternative or replacement financing), including the Marketing Material, rating agency presentations, customary financial information and projections to be used in connection with the Debt Financing (or any alternative or replacement financing), and customary closing documents (it being agreed and acknowledged that the Company shall not be responsible for the primary drafting of such presentations or communications), (d) using commercially reasonable efforts, at Buyer’s expense, to cause its independent auditors to cooperate with the Debt Financing (or any alternative or replacement financing), including by providing the Specified Auditor Assistance, (e) furnishing Buyer and its proposed Financing Sources with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act (at least three (3) Business Days prior to the Closing Date, in each case to the extent requested of Holdings at least ten (10) Business Days prior to the Closing Date) and (f) the Company executing and delivering any agreement, instrument, certificate or other document as may be reasonably requested by Buyer or its proposed Financing Sources, provided that no documentation binds or becomes effective against the Company until the Closing. The Company will use commercially reasonable efforts to provide to Buyer and its Financing Sources such information regarding Holdings, its Subsidiaries and their respective businesses as may be necessary so that the Required Information and Marketing Material are complete and correct in all material respects in each case with respect to Holdings, its Subsidiaries and their respective businesses; provided that, for the avoidance of doubt and without limiting any representation or warranty in Article III or Article IV, it is agreed and acknowledged that neither (i) prior to Closing, the Company nor (ii) any Seller, is making, will make, or shall be required to make, any representations or warranties to Buyer, the Financing Sources, or any other Person with respect the completeness or accuracy of any information provided, or assistance rendered, in connection with this Section 6.14. The Company hereby consents to the use of its logos, trademarks and servicemarks in connection with the Debt Financing (or any alternative or replacement financing); provided, however, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage Holdings or its Subsidiaries.
Section 6.15    Interim Financial Statements. The Company shall provide to Buyer soon as practical after the end of each calendar month prior to the Closing Date financial statements for the Company as regularly prepared by the management of the Company in the Ordinary Course of Business.
Section 6.16    Data Room. No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Buyer an electronic copy of all materials contained in the Data Room as of the date hereof and no materials shall be added to the Data Room after the date hereof.
Section 6.17    Holdings Operating Agreement, Warrants and Member Term Loans; Churchill Note. Effective as of the date hereof, each Seller and the Company hereby waives, and effective as of immediately prior to the Closing each Seller and the Company hereby terminate, any and all restrictions, including any rights of first refusal, preemptive rights, pre-payment restrictions, notice rights and other similar rights, that such Seller or Company may have under the Holdings Operating Agreement, the Member Notes and Member Term Loans, the other Warrant and Note Documents and the Clairvest Co-Investor Agreement in connection with the transactions described in this Agreement. Prior to the Closing, the Company shall cause all Units held by the persons listed on Section 3.02(h) of the Disclosure Schedule to be redeemed in full for cash, including by exercising any call or repurchase right with respect to such Units. Effective as of the Closing, each Seller and the Company acknowledge and agree that the Holdings Operating Agreement, the Warrants, the Member Notes, the other documents relating to the Member Term Loans and the other Warrant and Note Documents may be terminated or amended in any manner by the sole action of Buyer (subject at all times to Buyer’s obligations under Section 6.05 (Director and Officer Indemnification and Insurance)) and the Sellers shall cause the Clairvest Co-Investor Agreement to be terminated effective as of the Closing. Effective as of prior to the Closing, the Company covenants that it shall require the Churchill Note to be repaid in full and, for the avoidance of doubt, any Taxes related to such repayment shall be considered Taxes relating to the Pre-Closing Tax Period and any such repayment (including, for the avoidance of doubt, any amount paid to Rod Ratcliff in connection therewith) shall be effected in accordance with all applicable Laws.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)    The filings of Buyer, the Company and any applicable Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.
(b)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c)    The Company, the Sellers and Buyer shall have received all Closing Regulatory Approvals (other than the Buyer Consolidation Regulatory Approval) and each such Regulatory Approval shall be in full force and effect.
Section 7.02    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    (i) The Fundamental Representations (other than Funded Debt Representations and the Tax Representations) contained in Article III and Article IV shall be true and correct in all respects as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date). (ii) The Funded Debt Representations and the Tax Representations contained in Article III shall be true and correct in all material respects as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date). (iii) The other representations and warranties of the Company contained in Article III and of each Seller contained in Article IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.
(b)    The Company and each Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
(c)    The Sellers shall have delivered to Buyer the Assignment Agreements, duly executed by the applicable Sellers, Holdings and, to the extent required, the administrative agent under the Member Term Loan and the administrative agent under the Member Term Loan shall have updated the register of Member Notes and the Company shall have updated the register of Warrants, in each case, to reflect such transfer to Buyer.
(d)    The applicable Sellers shall have delivered to Holdings and Buyer a unit power in form and substance reasonably acceptable to Buyer, transferring ownership of the Existing Units to Buyer, effective as of the Closing, and authorizing Holdings to update Holdings’ books and records to reflect the transfer of such Existing Units.
(e)    The board of managers of the Company shall have approved the admission of Buyer as the sole Member of Holdings, effective as of Closing.
(f)    The Cash Count shall have been successfully completed.
(g)    Buyer shall have received (i) evidence that each of the Swap Transactions has been settled prior to the Closing and (ii) payoff letters, in a form and substance reasonably satisfactory to Buyer (“Payoff Letters”), from each of the lenders (or the applicable agent for such lenders) under the Third-Party Loan (i) specifying the amount of cash to be funded to such lender (or such agent) on the Closing Date to satisfy the amount of Funded Debt owed to such lender (or the lenders represented by such agent) as of the Closing Date, (ii) specifying that each such applicable lender (or the applicable agent on behalf of itself and the lenders represented by it) has agreed to release all guarantees of and Encumbrances securing all Indebtedness of the Company from such lender (or the lenders represented by such agent) upon receipt of the amounts indicated in such Payoff Letters, and (iii) authorizing the Company or its designees to file the applicable UCC-3 termination statements, intellectual property releases, mortgage releases and other releases of such Encumbrances upon such lender’s (or such agent’s) receipt of such amounts.
(h)    The Sellers holding (i) Member Notes issued in connection with the Member Term Loans and (ii) Warrants shall have delivered such Member Notes and Warrants to the Company.

(i)    Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.
(j)    Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the managers of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and (ii) that attached thereto are correct and complete copies of Schedule A-1 to the Holdings Operating Agreement setting forth a list of holders of Existing Units (including amount and type held by such holder) and the register of Warrant holders (including amount and type held by each holder), in each case approved by the Board of Holdings.
(k)    Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered by it hereunder.
(l)    Buyer shall have received ALTA form owner’s title policies issued by the Title Insurer insuring the Company is the owner of the Owned Real Property, subject only to the Permitted Encumbrances (other than Encumbrances that would cost less than $5,000,000 to remediate and Encumbrances that would not result in a diminution in value to the Company’s Owned Real Property of more than $5,000,000), in the amount reasonably determined by Buyer, together with such endorsements as may be reasonably requested by Buyer, including, (i) extended coverage, (ii) owner’s comprehensive, (iii) access, (iv) survey (land same as survey), (v) location (address), (vi) separate tax lot, (vii) plat act/subdivision or legal lot (if applicable), (viii) zoning 3.1 (with parking and loading docks), (ix) contiguity (if applicable), (x) restrictions (if applicable), (xi) non-imputation, (xii) environmental protection lien and (xiii) utility facility endorsement (the “Title Policies”).
(m)    Buyer and the Title Insurer shall have received a seller’s/owner’s title insurance affidavit executed by the respective owners of the Owned Real Property as reasonably and customarily required from the Title Insurer in connection with the deletion of (or insurance over) the standard preprinted exceptions for any of the following: matters arising subsequent to the effective date of the corresponding title commitment (but prior to recording of the insured instrument), mechanics liens, broker liens, and parties in possession.
(n)    Since the date of this Agreement, there shall have been no Material Adverse Effect.
(o)    All of the Indebtedness evidenced by each of the promissory notes set forth on Section 7.02(o) of the Disclosure Schedules shall have been repaid in full to the Company, and Buyer shall have received written evidence, in form and substance reasonably satisfactory to Buyer of such repayment and cancellation of such promissory notes.
(p)    Buyer shall have received written evidence, in form and substance reasonably satisfactory to Buyer that, (i) each of the Encumbrances set forth on Section 7.02(p) of the Disclosure Schedules has been, or will be, released and (ii) each of the UCC financing statements set forth on Section 7.02(p) of the Disclosure Schedules has been terminated.
(q)    The Buyer shall have received the Buyer Consolidation Regulatory Approval and such Regulatory Approval shall be in full force and effect.
Except as set forth in 6.02(b), no waiver by Buyer of any condition based on the accuracy of any representation or warranty of the Company or any Seller, or on the Company’s or any Seller’s performance of or compliance with any covenant or agreement, will affect any right to indemnification or other remedy of Buyer or any other Buyer Indemnified Party provided for in this Agreement based on such representation, warranty, covenant or agreement.

Section 7.03    Conditions to Obligations of the Company and the Sellers. The obligations of the Company and the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Sellers Representative (on behalf of each Seller and the Company), at or prior to the Closing, of each of the following conditions:
(a)    The Fundamental Representations of Buyer contained in Article V shall be true and correct in all respects as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date). The other representations and warranties contained in Article V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.
(b)    Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
(c)    The Cash Count shall have been successfully completed.
(d)    Sellers Representative shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.
(e)    Sellers Representative shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of Buyer or its duly authorized committee authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.
(f)    Sellers Representative shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder.
(g)    Buyer shall have delivered to Sellers Representative cash in an amount equal to the Closing Cash Consideration by wire transfer in immediately available funds, to an account or accounts designated at least two (2) Business Days prior to the Closing Date in a written notice to Buyer.
No waiver by Sellers Representative of any condition based on the accuracy of any representation or warranty of Buyer, or on Buyer’s performance of or compliance with any covenant or agreement, will affect any right to indemnification or other remedy of any Seller Indemnified Party provided for in this Agreement based on such representation, warranty, covenant or agreement.
ARTICLE VIII
CERTAIN TAX MATTERS
Section 8.01    Tax Returns.
(a)    Pre-Closing Tax Returns. The Company shall, and Buyer will cooperate in causing the Company to, prepare and timely file all Tax Returns and amendments thereto required to be filed by the Company for all Tax periods ending on or prior to the Closing Date which must be filed after the date of the Closing (“Pre-Closing Tax Returns”) in a manner consistent with past practices to extent permitted by applicable Law.
(b)    Straddle Period Tax Returns.

(i)    For any Straddle Period, the amount of any Taxes based on or measured by income, receipts, transfers, transactions or payroll of the Company for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the day before the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
(ii)    Buyer will cause the Company to prepare and timely file all Tax Returns required to be filed by the Company on or after the Closing Date with respect any Straddle Period (“Straddle Period Returns”) in a manner consistent with past practices to extent permitted by applicable Law. Buyer will provide drafts of all Straddle Period Returns to Sellers Representative for review and comment at least thirty (30) days prior to the applicable due date or the filing date of any amendments thereto, together with a detailed statement allocating the appropriate portion of Taxes due on such Straddle Period Returns to the Pre-Closing Tax Period and to the Post-Closing Tax Period and describing how such allocations were determined.
(iii)    Sellers Representative shall have ten (10) days to review the Straddle Period Return. If Sellers Representative disagrees with the allocation of Taxes between the Pre-Closing Tax Period and the Post-Closing Tax Period shown on such Tax Return, Sellers Representative may, within such 10-day review period, deliver a notice to Buyer specifying those items as to which Sellers Representative disagrees and setting forth Sellers Representative’s proposed allocation.  If such a notice of disagreement is timely delivered to Buyer, Sellers Representative and Buyer shall use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Taxes. If Sellers Representative and Buyer are unable to agree on the allocation of the Taxes, such dispute shall be resolved by the Independent Accountant in accordance with Sections 2.06(c)(ii) through 2.06(c)(v), applied mutatis mutandis to the dispute arising under this Section 8.01(b).
(iv)    The Sellers will be entitled to the amount of any refund of Taxes of the Company with respect to a Pre-Closing Tax Period (to the extent such Taxes were paid by the Company on or prior to the Closing Date, or by the Sellers after the Closing Date, or were included in the calculation of the Closing Statement and related adjustment set forth in Section 2.06) which refund is actually received by Buyer or its subsidiaries (including the Company) after the Closing, net of any cost to Buyer or its Affiliates attributable to the obtaining and receipt of such refund, unless (i) such refund or credit is attributable to the carryback of Tax attributes arising in a taxable year beginning after the Closing Date, (ii) such refund is attributable to Taxes which the Sellers have not yet borne or paid pursuant to this Section 8.01, or (iii) such refund does not exceed the amounts that the Sellers otherwise owe to Buyer for any Tax liabilities hereunder. Buyer will pay such amount to Sellers Representative within 10 Business Days of the receipt of the refund by the Company. Buyer and the Company will cooperate with Sellers Representative in filing any reasonable claims for such tax refunds to which the Sellers are entitled to with respect to a Pre-Closing Tax Period. If any refund to which Sellers are entitled under this Section 8.01(b)(iv) is subsequently reduced or disallowed as a result of an audit, the Sellers shall promptly pay the amount so reduced or disallowed (including any interest thereon payable to the applicable Governmental Authority) to Buyer.
(v)    From and after the Closing, neither Buyer nor the Company will amend Tax Returns in respect of a Pre-Closing Tax Period or Straddle Period in a manner that would give rise to a Tax liability of the Sellers or an indemnification obligation of the Sellers under this Agreement, unless required by any applicable Law, without obtaining the written consent of Sellers Representative (such consent not to be unreasonably withheld, conditioned or delayed).
Section 8.02    Tax Contests.
(a)    Buyer and Sellers Representative will notify one another in writing within fifteen (15) Business Days of receipt of any notice of any audit, assessment, proposed adjustment, notice of deficiency, litigation, dispute or other proceeding with respect to Taxes that, if determined adversely to the taxpayer, could be grounds for indemnification under this Agreement by the other party (each, a “Tax Contest”); provided, however, that a failure to give such notification will not affect indemnification provided hereunder, except and only to the extent that the indemnitee actually and materially was prejudiced by such delay. Buyer will have the right to control the conduct of any Tax Contest; provided, however, that Buyer will (i) keep Sellers Representative reasonably informed of the progress of any Tax Contest, (ii) provide Sellers Representative with copies of any pleadings, correspondence, and other documents received from the relevant tax authority, and all written materials submitted to such taxing authority by Buyer with respect to any Tax Contest, (iii) permit Sellers Representative to participate in (but not control), at its own expense, any Tax Contest relating to any Pre-Closing Tax Period and (iv) provide Sellers Representative an opportunity to comment in connection with any Tax Contest and act reasonably in deciding whether to accept or reject such comments; provided further that, in addition to and not in limitation of the foregoing, Buyer will not settle or compromise any Tax Contest relating to any Pre-Closing Tax Period without Sellers Representative’s prior written consent (not to be unreasonably withheld, conditioned or delayed).
(b)    Sellers Representative and Buyer will (i) reasonably assist one another in preparing and filing any Tax Returns that Buyer or Sellers Representative is or are responsible for preparing and filing with respect to the Company for the Straddle Period and reasonably cooperate in preparing for any audits by, or disputes or other proceedings with, any Governmental Authority or with respect to any matters relating to Taxes for the Straddle Period and any taxable period beginning before the Closing Date, (ii) make available to one another and to any Governmental Authority as reasonably requested by any such party all information, records and documents relating to Tax matters (including Tax Returns) of or relating to the Company relating to the Straddle Period or any taxable period beginning before the Closing Date. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.02(b) will obligate Buyer or Sellers Representative (x) to prepare or create any financial or other data or information outside the Ordinary Course of Business or (y) to disclose to the other party any information if doing so would violate any contract or applicable Law to which the party is subject.

ARTICLE IX
INDEMNIFICATION
Section 9.01    Survival. Subject to the limitations and other provisions of this Agreement, except with respect to the Fundamental Representations, which shall survive Closing and shall remain in full force and effect until the expiration of the applicable statute of limitations, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 12 months from the Closing Date. The respective covenants and agreements of the Company, the Sellers and Buyer in this Agreement that were to be performed at or prior to the Closing, and the obligations of the Sellers and Buyer pursuant to Section 9.02 and Section 9.03, respectively, with respect to such covenants and agreements shall survive the Closing for a period of 12 months, and all other covenants and agreements contained in this Agreement shall survive for the period contemplated by their respective terms or, if no specific period is specified, until fully performed in accordance with their respective terms. Upon the expiration of the applicable survival period set forth in this Section 9.01 with respect to any representation, warranty or covenant, the right of any person to bring any claim with respect to any inaccuracy in, breach of, or nonfulfillment of, such representation, warranty or covenant shall immediately terminate. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.
Section 9.02    Indemnification By Sellers.
(a)    Following the Closing and subject to the other terms and conditions of this Article IX, each Seller, severally and not jointly, shall indemnify Buyer, its Representatives and the Company (the “Buyer Indemnified Parties”) against, and shall hold the Buyer Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnified Parties based upon, arising out of, with respect to or by reason of:
(i)    any inaccuracy in or breach of any of the Fundamental Representations (other than the Capitalization Representations) of the Company contained in this Agreement (disregarding, for the avoidance of doubt, any Schedule Supplement except to the extent provided in Section 6.02(b));
(ii)    any inaccuracy in or breach of any representations or warranties of the Company contained in Article III of this Agreement (other than the Fundamental Representations of the Company) (disregarding, for the avoidance of doubt, any Schedule Supplement except to the extent provided in Section 6.02(b));
(iii)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company at or prior to the Closing pursuant to this Agreement (other than the covenants set forth in Section 6.14 (Financing Cooperation));
(iv)    any Taxes of the Company that are allocable to Pre-Closing Tax Periods under this Agreement or otherwise due with respect to Pre-Closing Tax Periods to the extent not factored into the adjustment to the Purchase Price in Section 2.06;
(v)    any inaccuracy in or breach of any Capitalization Representation (disregarding, for the avoidance of doubt, any Schedule Supplement except to the extent provided in Section 6.02(b)); or
(vi)    any matter identified in Section 9.02(a)(vi) of the Disclosure Schedules (the “Specific Indemnity Matters”);
in each case with such indemnification obligation to be borne solely by the Sellers in their respective Indemnity Allocation Percentages (subject to the first sentence of Section 9.06(b)).
(b)     Following the Closing and subject to the other terms and conditions of this Article IX, each Seller, severally and not jointly, shall indemnify the Buyer Indemnified Parties against, and shall hold the Buyer Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnified Parties based upon, arising out of, with respect to or by reason of:
(i)    any inaccuracy in or breach of any of the Fundamental Representations of such Seller contained in this Agreement (disregarding, for the avoidance of doubt, any Schedule Supplement except to the extent provided in Section 6.02(b));
(ii)    any inaccuracy in or breach of any representations or warranties of such Seller contained in Article IV of this Agreement (other than Fundamental Representations of such Seller) (disregarding, for the avoidance of doubt, any Schedule Supplement except to the extent provided in Section 6.02(b)); or
(iii)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Seller (and not by the Company at the direction of the Sellers) pursuant to this Agreement;
in each case with such indemnification obligation to be borne by the Seller responsible for such inaccuracy, breach or non-fulfillment severally and not jointly (any claim creating such indemnification obligation, a “Seller Several Claim”).
Section 9.03    Indemnification By Buyer. Following the Closing and subject to the other terms and conditions of this Article IX, Buyer shall indemnify Sellers, Sellers Representative and each of their respective Representatives (the “Seller Indemnified Parties”) against, and shall hold the Seller Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the Fundamental Representations of Buyer contained in this Agreement;
(b)    any inaccuracy in or breach of any of the representations or warranties of any Buyer contained in this Agreement (other than Fundamental Representations of Buyer);
(c)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer or, following the Closing, the Company, pursuant to this Agreement; or
(d)    any Taxes of the Company that are allocable to Post-Closing Tax Periods under this Agreement or otherwise due with respect to Post-Closing Tax Periods.
Section 9.04    Certain Limitations. The party making a claim under this Article IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party”. The indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following limitations:
(a)    If the Indemnifying Party is a Seller and the Indemnified Party is a Buyer Indemnified Party:
(i)    such Seller shall not be liable to the Buyer Indemnified Party for indemnification under Section 9.02(a)(ii) (Company Non-Fundamental Representations) or Section 9.02(b)(ii) (Seller Non-Fundamental Representations) unless (I) the amount of such claim, together with any other related claims, exceeds $100,000 (an “Indemnifiable Claim”) and (II) the aggregate amount of all Losses attributable to Indemnifiable Claims made against the Sellers by the Buyer Indemnified Parties exceeds $16,500,000 (the “Deductible”), in which event the Sellers shall be required to pay or be liable for all indemnifiable Losses of the Buyer Indemnified Parties for all Losses over $8,250,000, being an amount equal to 50% of the Deductible; and
(ii)    the aggregate amount of all Losses for which the Sellers, in the aggregate, shall be liable pursuant to Section 9.02(a)(i) (Company Fundamental Representations), Section 9.02(a)(ii) (Company Non-Fundamental Representations), Section 9.02(a)(iii) (Company Covenants) to the extent of an unintentional breach thereof, Section 9.02(a)(iv) (Pre-Closing Taxes) and Section 9.02(b)(ii) (Seller Non-Fundamental Representations), other than in respect of any Specific Closing Breaches (the “Specified Capped Liabilities”), shall not exceed an aggregate amount equal to $8,250,000 (the “Specified Liability Cap”). Setoff against the Deferred Purchase Price Payment in accordance with the terms of Exhibit A and Section 9.06(b) shall be the Buyer Indemnified Parties’ sole source of recovery against Sellers for any indemnification pursuant to the Specified Capped Liabilities and in no event shall the Sellers, in the aggregate, have any liability to any Buyer Indemnified Party for any indemnification obligations pursuant to any Specified Capped Liabilities in excess of the Specified Liability Cap; and
(iii)    the aggregate amount of all Losses for which a Seller shall be liable pursuant to Section 9.02(a)(v) (Capitalization Representations), Section 9.02(b)(i) (Seller Fundamental Representations) and Section 9.02(b)(iii) (Seller Covenants) shall not exceed the amount of Closing Cash Consideration received by such Seller, and Buyer (or Assignee) shall first satisfy such Losses by set-off against the Deferred Purchase Price Payment in accordance with the terms of Exhibit A and Section 9.06(b); and
(iv)    the aggregate amount of all Losses for which a Seller shall be liable pursuant to Section 9.02(a)(iii) (Company Covenants) to the extent of an intentional breach thereof, in respect of the Specific Indemnity Matters and in respect of the Specific Closing Breaches, shall not exceed the then outstanding aggregate amount of the Deferred Purchase Price Payment and Buyer’s sole and exclusive source of recovery to satisfy such Losses shall be by set-off against the Deferred Purchase Price Payment in accordance with the terms of Exhibit A and Section 9.06(b).
(b)    If the Indemnifying Party is a Buyer and the Indemnified Party is a Seller Indemnified Party:

(i)    Buyer shall not be liable to the Seller Indemnified Party for indemnification under Section 9.03(b) (Buyer Non-Fundamental Representations) unless (i) the amount of such claim is an Indemnifiable Claim and (ii) the aggregate amount of all Losses attributable to Indemnifiable Claims made against Buyer by the Seller Indemnified Parties exceeds the Deductible, in which event Buyer shall be required to pay or be liable for all indemnifiable Losses of the Seller Indemnified Parties in excess of $8,250,000, being an amount equal to 50% of the Deductible; and
(ii)     the aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 9.03(a) (Buyer Fundamental Representations) shall not exceed the aggregate amount of the Closing Cash Consideration; and
(iii)     the aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 9.03(b) (Buyer Non-Fundamental Representations) shall not exceed an amount equal to the Specified Liability Cap.
(c)    Payments by an Indemnifying Party pursuant to Section 9.02 or Section 9.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party (net of any fees, costs or expenses) in respect of any such claim. The Indemnified Party shall use its reasonable best efforts to recover under such insurance policies or indemnity, contribution or other similar agreements (collectively, the “Recovery Policies” which, for the avoidance of doubt, excludes the RWI Policy) for any Losses; provided, however, that failure to successfully obtain such insurance, indemnity, contribution or other similar mitigation for any Losses shall not limit the obligation of the Indemnifying Party under this Agreement.
(d)    In furtherance of the foregoing:
(i)    Upon making any payment to an Indemnified Party for any indemnification claim under this Agreement, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party or any Affiliate thereof may have against any other Person(s) (including under any insurance policies, but excluding the RWI Policy) with respect to the subject matter underlying such indemnification claim; provided, however that (x) if the Indemnified Party is a Buyer Indemnified Party, the Sellers shall not have any rights of subrogation in respect of a Specified Capped Liability and, in the case of any Liability that is not a Specified Capped Liability, shall not have any rights to seek payment from the Buyer or its Affiliates (including, after the Closing, the Company) on account of such subrogation rights and (y) if the Indemnified Party is a Seller Indemnified Party, the Buyer shall not have any rights to seek payment from the Sellers or their respective Affiliates on account of such subrogation rights.
(ii)    if an Indemnified Party receives proceeds from a Recovery Policy with respect to Losses for which the Indemnified Party has made an indemnification claim prior to the date on which the Indemnifying Party is required pursuant to this Article IX to pay such indemnification claim, the indemnification claim shall be reduced by an amount equal to such proceeds actually received by the Indemnified Party in accordance with Section 9.04(c); and
(iii)    if such proceeds are received by the Indemnified Party after the date on which the Indemnifying Party pays such indemnification claim to the Indemnified Party, the Indemnified Party shall remit such proceeds to the Indemnifying Party (less any amounts consistent with Section 9.04(c)) no later than five (5) Business Days after the receipt of such insurance proceeds.
(e)    Notwithstanding anything else in this Agreement, no Buyer Indemnified Party shall have any right to indemnification by any Seller under this Article IX unless and until recovery under the terms of the RWI Policy has been denied or is otherwise unavailable due to the application of the deductible or an exclusion under the RWI Policy. Buyer covenants and agrees that the RWI Policy will expressly exclude any right of subrogation against the Sellers (in their capacities as such) except in the case of Fraud, and Buyer shall indemnify and hold harmless the Sellers and each of their post-Closing Affiliates from and against and in respect of any and all Losses, Liabilities, damages or expenses (including reasonable legal fees) incurred by any of them as a result of any such claim brought or maintained by the insurer under the RWI Policy in contravention of this Section 9.04(e).
(f)    The parties agree and acknowledge that where one and the same set of facts qualifies under more than one provision entitling an Indemnified Party to a claim or remedy under this Agreement, such Indemnified Party shall not be entitled to recovery under this Agreement, in the aggregate, in excess of the indemnifiable Losses suffered thereby.
(g)     Notwithstanding anything to the contrary contained in this Agreement, no Seller, shall have any right of contribution, indemnification or similar right (whether at common law, by statute or otherwise) from or against the Company with respect to any claim by a Buyer Indemnified Party pursuant to this Agreement, including this Article IX. Effective as of the Closing, each Seller hereby waives and releases the Company and the Buyer Indemnified Parties from any such right of contribution, indemnification or similar right but, for the avoidance of doubt, does not waive rights to indemnification which continue under Section 6.05 (Director and Officer Indemnification) with respect to such Seller.
Section 9.05    Indemnification Procedures.
(a)    Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that the Indemnifying Party will not have the right to assume control of the defense of a Third-Party Claim if (1) such Third-Party Claim seeks non-monetary relief (in whole or in part) or relates to or arises in connection with any criminal proceeding or any Gaming and Racing Laws, (2) the Indemnified Party reasonably believes that an adverse determination with respect to such Third-Party Claim would be materially detrimental to or materially injure the reputation or future business prospects of the Indemnified Party or any of its Affiliates, (3) the named parties in such Third-Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party (or their respective Affiliates) and the representation of both parties by the same counsel would be inappropriate due to actual or potential differing or conflicts of interest between them, (4) if related to any breach of any representation or warranty, Sellers are the Indemnifying Party and such Third-Party Claim seeks money damages in excess of the Specified Liability Cap, or (5) the Indemnifying Party fails to actively and diligently conduct the defense of such Third-Party Claim. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend a Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 9.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Sellers Representative and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.
(b)    Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 9.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 30 days after its receipt of such notice (or such shorter period, not to be less than ten days, if such shorter period is required in connection with the terms of the offer of settlement), the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party has assumed the defense pursuant to Section 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed) if the aggregate Losses suffered by the Indemnified Parties, after taking into account the proposed settlement, would require payment by the Indemnifying Party (other than payment of 50% of the Deductible in connection with a Specified Capped Liability).
(c)    Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30 day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section 9.06    Payments; Setoff
(a)    Once a Loss from a Direct Claim is agreed to by the Indemnifying Party or adjudicated to be payable pursuant to this Article IX or as a result of the outcome of a Third-Party Claim for which the Indemnifying Party has accepted liability or has been adjudicated to be liable, the Indemnifying Party shall satisfy its obligations promptly within 15 Business Days of such determination.
(b)    Subject to the limitations set forth in Section 9.04 and the other provisions of this Agreement (including the last sentence of this clause (b)), any Losses payable to a Buyer Indemnified Party under this Article IX shall first be satisfied by setoff against the Deferred Purchase Price Payment, on the terms and conditions set forth in Exhibit A relating to any such setoff (as if the liability of Sellers in respect thereof was joint and several) to the extent funds are available therefor. Subject to the limitations set forth in Section 9.04, to the extent that the amount outstanding under the Deferred Purchase Price Payment has been reduced to zero, any Losses payable to a Buyer Indemnified Party by a Seller under this Article IX shall be paid by the applicable Seller(s) by wire transfer of immediately available funds to the account designated by the applicable Buyer Indemnified Party. For the avoidance of doubt, (i) setoff against the Deferred Purchase Price Payment shall be the Buyer Indemnified Parties’ sole source of recovery for any indemnification pursuant to or in respect of the Specified Capped Liabilities, Section 9.02(a)(iii) (Company Covenants) to the extent of an intentional breach thereof, the Specific Indemnity Matters and the Specific Closing Breaches, (ii) in no event shall the Sellers, in the aggregate, have any liability to any Buyer Indemnified Party for any indemnification obligations pursuant to any Specified Capped Liabilities in excess of the Specified Liability Cap and (iii) the remedy of setoff against the Deferred Purchase Price Payment shall be subject at all times to the applicable survival periods for the assertion of claims set forth in Section 9.01 and the applicable limitations set forth in Section 9.04. Notwithstanding the foregoing, with respect to any Losses payable to a Buyer Indemnified Party by a Seller under Section 9.02(a)(v) (Capitalization Representations), Section 9.02(b)(i) (Seller Fundamental Representations) and Section 9.02(b)(iii) (Seller Covenants), subject to the limitations set forth in Section 9.04, Buyer may elect to have such indemnification payments made directly from such Seller by wire transfer of immediately available funds to the account designated by the applicable Buyer Indemnified Party, provided that each Seller’s liability for Losses arising from a breach of the Capitalization Representations shall be limited to such Seller’s Indemnity Allocation Percentage of such Losses.
(c)    Subject to the limitations set forth in Section 9.04 and the other provisions of this Agreement, any Losses payable to a Seller Indemnified Party under Section 9.03 shall be paid by wire transfer of immediately available funds to the account designated by the applicable Seller Indemnified Party.
Section 9.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 9.08    Exclusive Remedies. Subject to Section 11.11, the parties acknowledge and agree that, after the Closing, their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) against another party for any inaccuracy in, breach of, or non-fulfillment of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, each party hereby waives and releases from and after the Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any inaccuracy in, breach of, or any non-fulfilment of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article IX. Nothing in this Section 9.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 11.11 or to seek any remedy on account of Fraud by any party hereto or under the RWI Policy. For the avoidance of doubt, (i) this Article IX shall not apply to claims for indemnification made by any Seller or the Company under Section 11.16 (Indemnification of Sellers in Connection with Debt Financing) and (ii) after the Closing, nothing herein shall limit the ability of any party to bring any claim to collect amounts owed to them under Article II or Exhibit A.
Section 9.09    Materiality. For purposes of Section 9.02(a)(i) (Company Fundamental Representations), Section 9.02(a)(ii) (Company Non-Fundamental Representations), Section 9.02(a)(v) (Capitalization Representations), Section 9.02(b)(i) (Seller Fundamental Representations), Section 9.02(b)(ii) (Seller Non-Fundamental Representations), Section 9.03(a) (Buyer Fundamental Representations) and Section 9.03(b) (Buyer Non-Fundamental Representations) only, each representation or warranty in this Agreement shall be interpreted without reference or giving effect to any materiality qualification or limitation set forth in such representation and warranty, including the terms “material,” “materiality,” “in all material respects,” “Material Adverse Effect” (which instead shall be read as any adverse effect), “immaterial” or “materially.”

ARTICLE X
TERMINATION
Section 10.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    Mutual Consent. By the mutual written consent of Sellers Representative and Buyer.
(b)    Buyer Termination Right upon Seller or Company Breach. By Buyer by written notice to Sellers Representative if Buyer is not in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company or any Seller pursuant to this Agreement that would be reasonably expected to give rise to the failure of any of the conditions specified in Section 7.01 and Section 7.02 and in the case of a breach of covenant or agreement only, such breach, inaccuracy or failure either (x) cannot be cured or (y) is not cured within sixty (60) days of notice of such breach being provided by Buyer to Sellers Representative.
(c)    Sellers Termination Right upon Buyer Breach. By Sellers Representative by written notice to Buyer if neither the Company nor any Seller is in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would that would be reasonably expected to give rise to the failure of any of the conditions specified in Section 7.01 and Section 7.03 and in the case of a breach of covenant or agreement only, such breach, inaccuracy or failure either (x) cannot be cured or (y) is not cured within sixty (60) days of notice of such breach being provided by Sellers Representative to Buyer.
(d)    Buyer or Sellers Representative Rights. By Buyer or Sellers Representative by written notice in any of the following circumstances.
(i)    Illegal Transaction. There shall be any Law (other than any Governmental Order) that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited.
(ii)    Governmental Order. Any Governmental Authority (other than in connection with a Regulatory Approval) shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.
(iii)    Outside Date and Extension Rights. If the Closing shall not have occurred by the date that is six (6) months following the date of this Agreement (the “Outside Date”); provided, however that either Sellers Representative or Buyer may elect (in such party’s sole and absolute discretion) to extend such date (which notice of extension must be provided to the parties at least two Business Days prior to the then-scheduled Outside Date) in monthly increments until the date that is twelve (12) months following the date of this Agreement (such extended date, thereafter the “Outside Date” for all purposes hereunder) if the only outstanding conditions to the Closing are those conditions set forth in Article VII that, by their nature, are to be satisfied or waived at Closing and that are capable of being so satisfied (including the Cash Count) and either:
(A)    if the Outside Date extension relates to a Regulatory Approval issue, any of the conditions in Section 7.01 (Conditions to Obligations of All Parties) or Section 7.02(q) (Buyer Consolidation Regulatory Approval) have not been satisfied; or
(B)    if the Outside Date extension relates to a Material Adverse Effect issue, any of the conditions in Section 7.02(a)(iii) (Representations by Sellers and the Company) or Section 7.02(n) (No MAC) have not been satisfied due to the existence of a Material Adverse Effect as contemplated by the last proviso of the definition thereof and the Company and the Sellers are in the process of remediating as permitted by the definition of “Material Adverse Effect”;

provided, further, the right to terminate or extend this Agreement under this Section 10.01(d)(iii) shall not be available to Buyer if its breach of, or failure to fulfill any covenant or obligation under, this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Date, or to Sellers Representative if its, the Company’s or any Seller’s breach of, or failure to fulfill any covenant or obligation under, this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Date.
(e)    Buyer’s No-Fault Failure to Close. By Buyer or Sellers Representative if: (x) any Gaming and Racing Authority has made a “final order” or “final agency action” under the rules of the applicable Gaming and Racing Authority and the Indiana Administrative Orders and Procedures Act (Ind. Code 4-21.5) (a “Final Order”) that such Gaming and Racing Authority will not issue all necessary Regulatory Approvals (excluding, for this purpose, the Seller Gaming Regulatory Approvals) from such Gaming and Racing Authority (“Closing Buyer Gaming Approvals”) by the Outside Date or (y) Buyer’s compliance committee determines in good faith based on Buyer’s interactions with any Gaming and Racing Authority to withdraw its application, request or petition for any Closing Buyer Gaming Approval because it is unlikely to be obtained; provided, however, the right to terminate this Agreement under this Section 10.01(e) shall not be available to Buyer or Sellers Representative if such party (or, in the case of Sellers Representative, the Company or any of the Sellers) has breached, or failed to fulfill, any covenant or obligation under this Agreement and such breach or failure shall have been the cause of, or shall have resulted in, the failure to obtain any Closing Buyer Gaming Approvals.
(f)    Sellers’ No-Fault Failure to Close. By Buyer or Sellers Representative if any Gaming and Racing Authority has made a Final Order that such Gaming and Racing Authority will not issue all necessary Seller Gaming Regulatory Approvals by the Outside Date; provided, however, the right to terminate this Agreement under this Section 10.01(f) shall not be available to Buyer or Sellers Representative if such party (or in the case of Sellers Representative, the Company or any of the Sellers) has breached, or failed to fulfill, any covenant or obligation under this Agreement and such breach or failure shall have been the cause of, or shall have resulted in, the failure to obtain any Seller Gaming Regulatory Approvals.
Any proper termination of this Agreement pursuant to this Section 10.01 shall not, in and of itself, be considered a breach or violation of the obligations of the terminating party under Section 6.09 (Covenant to achieve Closing Conditions).
Section 10.02    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:
(a)    as set forth in this Article X, Section 6.06 (Confidentiality), Section 11.01 (Expenses) (to the extent that amounts have been incurred prior to the date of termination) and Article XI (Miscellaneous) hereof; and
(b)    that nothing herein shall relieve any party hereto from liability for Losses for fraud or for any intentional breach of any provision hereof or Losses caused by a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement of any party hereto which gives rise to a right of termination under Section 10.01(b) (Buyer Termination Right upon Seller or Company Breach) or Section 10.01(c) (Sellers Termination Right upon Buyer Breach), as applicable.
Section 10.03    Remedies Upon Termination.
(a)    Notwithstanding anything to the contrary in this Agreement, Buyer and the Sellers agree that:
(i)    Outside Date Buyer Pays Termination Fee. In the event that this Agreement: (A) is terminated by Sellers Representative or Buyer before the Closing pursuant to Section 10.01(d)(iii) (Outside Date); and (B) all of the conditions set forth in Section 7.01(a) (HSR) and Section 7.02 (other than those conditions set forth in Section 7.02(f) (Cash Count), Section 7.02(g) (Payoff Letters), Section

7.02(q) (Buyer Consolidation Regulatory Approval) and those other conditions set forth in Section 7.02 that by their nature are to be satisfied or waived at Closing and that are capable of being so satisfied), have been satisfied as of the date of such termination; and (C) the Closing Buyer Gaming Approvals have not been received or are not in effect as of the date of such termination; and (D) either (1) the Gaming and Racing Authorities have informed Buyer and the Company that there are no Seller Gaming Regulatory Approvals that are not in effect or (2) the Gaming and Racing Authorities have not issued the Seller Gaming Regulatory Approvals because of Buyer’s failure to obtain the Closing Buyer Gaming Approvals, then Buyer shall pay to Sellers Representative by wire transfer of immediately available funds a fee of $50,000,000 (the “Termination Fee”).
(ii)    No-Fault Failure to Close Buyer Pays Termination Fee In the event that this Agreement: (A) is terminated by Sellers Representative or Buyer before the Closing pursuant to Section 10.01(e) (Buyer’s No-Fault Failure to Close); and (B) the Closing Buyer Gaming Approvals have not been received or are not in effect as of the date of such termination; and (C) the condition set forth in Section 7.01(a) (HSR) has been satisfied as of the date of such termination; and (D) either (1) the Gaming and Racing Authorities have informed Buyer and the Company that there are no Seller Gaming Regulatory Approvals that are not in effect or (2) the Gaming and Racing Authorities have not issued the Seller Gaming Regulatory Approvals because of Buyer’s failure to obtain the Closing Buyer Gaming Approvals, then Buyer shall pay to Sellers Representative, by wire transfer of immediately available funds, the Termination Fee.
(iii)    Outside Date Company Pays Termination Fee. In the event that this Agreement: (A) is terminated by Buyer or Sellers’ Representative before the Closing pursuant to Section 10.01(d)(iii) (Outside Date); and (B) all of the conditions set forth in Section 7.01(a) (HSR) and Section 7.03 (other than those conditions set forth in Section 7.03(c) (Cash Count), Section 7.03(g) (Payment of Closing Cash Consideration) and those other conditions set forth in Section 7.03 that by their nature are to be satisfied or waived at Closing and that are capable of being so satisfied) have been satisfied as of the date of such termination; and (C) the Seller Gaming Regulatory Approvals have not been received or are not in effect as of the date of such termination; and (D) either (1) the Gaming and Racing Authorities have informed Buyer and the Company that there are no Closing Buyer Gaming Approvals that are not in effect or (2) the Gaming and Racing Authorities have not issued the Closing Buyer Gaming Approval because of the failure to obtain any Seller Gaming Regulatory Approval, then the Company shall pay to Buyer by wire transfer of immediately available funds, the Termination Fee.
(iv)    No-Fault Failure to Close Company Pays Termination Fee. In the event this Agreement: (A) terminated by Buyer or Sellers Representative before the Closing pursuant Section 10.01(f) (Sellers’ No-Fault Failure to Close); and (B) the condition set forth in Section 7.01(a) (HSR) has been satisfied as of the date of such termination and (C) the Seller Gaming Regulatory Approvals have not been received or are not in effect as of the date of such termination; and (D) either (1) the Gaming and Racing Authorities have informed Buyer and the Company that there are no Closing Buyer Gaming Approvals that are not in effect or (2) the Gaming and Racing Authorities have not issued the Closing Buyer Gaming Approvals because of the failure to obtain any Seller Gaming Regulatory Approval, then the Company shall pay to Buyer by wire transfer of immediately available funds, the Termination Fee.
(v)    If the Termination Fee is payable in accordance with Section 10.03(a)(i), (ii), (iii) or (iv), then the payment of the Termination Fee to the applicable party (such party, together with its officers, directors, employees, agents, consultants or independent contractors, their respective Affiliates, and any Person claiming on behalf of or through any of the them, the “Termination Fee Claimants”) shall be the Termination Fee Claimants’ sole and exclusive remedy under this Agreement (including without limitation as to any Financing Source), and each of the Termination Fee Claimants hereby waives (including without limitation as to any Financing Source) any right to, or to seek, any other remedy or to seek any additional damages, including consequential damages or in respect of any tort or other claim, by reason of any termination of this Agreement or otherwise in connection with the transactions contemplated by this Agreement. The parties agree that it would be impractical and extremely difficult to fix the actual damages that the Termination Fee Claimants might suffer in the event of termination of this Agreement as contemplated by Section 10.03(a)(i), (ii), (iii) or (iv) and agree that the amount of liquidated damages provided for in Section 10.03(a)(i), (ii),

(iii) and (iv) is a fair and reasonable estimate of such damages. In no event shall Buyer or the Company and the Sellers be required to pay the Termination Fee on more than one occasion.
(b)    Other than as set forth in Section 10.03(a)(i), (ii), (iii) and (iv), upon any other termination of this Agreement, no Termination Fee shall be payable but, for the avoidance of doubt, the provisions of Section 10.02(b) shall apply.
(c)    Each party acknowledges that the agreements contained in this Section 10.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, no party would have entered into this Agreement. Furthermore, the parties acknowledge that the Company is regulated by the Indiana Gaming Commission (IGC) and the Indiana Horse Racing Commission (IHRC) and this Agreement may be terminated at any time by the IGC pursuant to 68 IAC 1-4-1 and the IHRC pursuant to 71 IAC 11-1-12.
ARTICLE XI
MISCELLANEOUS
Section 11.01    Expenses. Except as otherwise expressly provided herein (including Section 6.07(g) (Consent Expenses) and Section 6.12 (Transfer Taxes) hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby (collectively, “Transaction Expenses”) shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Buyer shall be responsible for costs and expenses associated with the RWI Policy.
Section 11.02     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

If to Sellers or Sellers Representative:
c/o Clairvest Group Inc.
22 St. Clair Avenue East, Suite 1700
Toronto, Ontario, Canada, M4T 2S3

Email: jmiller@clairvest.com
mwagman@clairvest.com
adrianp@clairvest.com

Attention: Michael Wagman, James Miller and Adrian Pasricha

with a copy to:	Chapman and Cutler LLP 1270 Avenue of the Americas New York NY 10020 Email: friedman@chapman.com halperin@chapman.com Attention: Michael Friedman and Larry Halperin
If to Buyer:	Caesars Entertainment Corporation One Caesars Palace Drive Las Vegas, Nevada 89109 E-mail: tdonovan@caesars.com, swiegand@caesars.com Attention: General Counsel and Deputy General Counsel
with a copy to:
Mayer Brown LLP
71 S. Wacker Drive
Chicago, Illinois 60606
Facsimile: 312-706-8436
E-mail: jsimala@mayerbrown.com, cfabian@mayerbrown.com, nflax@mayerbrown.com
Attention: Jodi Simala, Christian Fabian and Nina Flax

Section 11.03    Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word

“or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 11.04    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 11.05    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 11.06    Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 11.07    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, provided, that Buyer may assign its rights (but not its obligations) under this Agreement to any Affiliate and to any Financing Source as collateral in connection with any financing. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 11.08    No Third-party Beneficiaries. Except as provided in Section 6.05 and Article IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, each Financing Source is an express third-party beneficiary of Section 10.03(a)(v), this Section 11.08, Section 11.09, Section 11.10, Section 11.11, and Section 11.15.
Section 11.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer and Sellers Representative; provided that the provisions set forth in Section 10.03(a)(v), Section 11.08, this Section 11.09, Section 11.10, Section 11.11 and Section 11.15 (or any definition relating thereto or other provision of this Agreement the amendment or waiver of which will have the effect of modifying such section) may not be amended in a manner adverse to the Financing Sources without their prior written consent. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 11.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction), except to the extent that the Laws of such State are superseded by other applicable federal law and/or the Gaming and Racing Laws.
(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE BOROUGH OF MANHATTAN, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY THE DEBT FINANCING, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(c).
(d)    WITHOUT LIMITING SECTION 11.10(a), SECTION 11.11 OR SECTION 11.15, EACH OF THE PARTIES AGREES (I) THAT IT WILL NOT BRING OR SUPPORT ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM, OR THIRD-PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE FINANCING SOURCES ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT, ANY DEBT FINANCING OR THE PERFORMANCE THEREOF, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY FORUM OTHER THAN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, SITTING IN THE BOROUGH OF MANHATTAN, OR, IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION IS VESTED IN THE FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND APPELLATE COURTS THEREOF) AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING AND (II) ANY SUCH ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM, OR THIRD-PARTY CLAIM SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER STATE. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY

WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
Section 11.11    Specific Performance. Each of the parties hereto agrees that: (a) irreparable damage may occur to the other parties if any provision of this Agreement were not performed by it in accordance with the terms hereof or were otherwise breached by it and (b) in addition to any other remedy to which it is entitled at law or in equity, each party shall be entitled to seek, without posting a bond or similar indemnity, an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court set forth in Section 11.10 above. Each party hereby agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on any argument, and specifically agrees that it shall not oppose such equitable relief on the basis that: (i) the other party has an adequate remedy at law or pursuant to this Agreement; or (ii) that an award of specific performance is not an appropriate remedy for any reason at law or equity. Notwithstanding anything to the contrary in this Agreement, none of the Sellers, the Sellers Representative, the Company, any of their respective officers, directors, employees, agents, consultants or independent contractors, nor any of their respective Affiliates, nor any Person claiming on behalf of or through any of the them (collectively, the “Seller Claimants”), shall have any rights or claims of any kind, whether at law or equity, in contract, in tort or otherwise, arising out of, in respect of or resulting from this Agreement, any Debt Financing or the transactions contemplated hereby or thereby, against any Affiliate of Buyer or its Representatives or any of the Financing Sources, and any such rights and claims shall be asserted and pursued only against Buyer directly, and not against any Affiliate of Buyer or its Representatives or Financing Sources, and no Affiliate or Representative of Buyer or any Financing Source shall have any Liability to any of the Seller Claimants, whether by or through an attempted piercing of the corporate (or limited liability company or limited partnership) veil or under any other legal theory (whether at Law, in equity, in contract, in tort or otherwise).
Section 11.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 11.13    Sellers Representative.
(a)    Each Seller shall irrevocably authorize and appoint Sellers Representative as such Seller’s representative and attorney-in-fact to act on behalf of such Seller with respect to this Agreement and Exhibit A and to take any and all actions and make any decisions required or permitted to be taken by Sellers Representative pursuant to this Agreement or Exhibit A, subject to Section 11.13(c), including the exercise of the power to:
(i)    give and receive notices and communications;
(ii)    authorize setoff against the Deferred Purchase Price Payment in satisfaction of any amounts owed to any Buyer Indemnified Party for indemnification claims made in accordance with the terms of this Agreement (other than as provided in clause (c) below with respect to a Seller Several Claim);
(iii)    agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Buyer;
(iv)    litigate, arbitrate, resolve, settle or compromise any claim for indemnification;
(v)    execute and deliver all documents necessary or desirable to carry out the intent of this Agreement, including Exhibit A;

(vi)    make all elections or decisions contemplated by this Agreement or Exhibit A;
(vii)    engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Sellers Representative in complying with their duties and obligations; and
(viii)    take all actions necessary or appropriate in the good faith judgment of Sellers Representative for the accomplishment of the foregoing.
(b)    Other than with respect to a Seller Several Claim: (x) Buyer shall be entitled to deal exclusively with Sellers Representative on all matters relating to this Agreement, (y) notices or communications to or from Sellers Representative shall constitute notice to or from each of the Sellers, and (z) no Seller shall have the right under this Agreement to object to, dissent from, protest or otherwise contest the foregoing.
(c)    With respect to a Seller Several Claim, Buyer shall deal exclusively with the applicable Seller and Sellers Representative shall have no authority to defend, pay or settle any claim relating to a Seller Several Claim (other than to the extent such Seller Several Claim may entitle Buyer or Assignee to setoff against the Deferred Purchase Price Payment, in which case Sellers Representative shall be involved in the defense, payment and/or settlement of such Seller Several Claim solely to the extent necessary).
(d)     All payments made by Buyer or by Assignee to Sellers Representative hereunder or under the Deferred Purchase Price Payment, as applicable, shall be for the benefit of the Sellers and constitute payments to the Sellers for all purposes under this Agreement or the Deferred Purchase Price Payment, as applicable.
(e)    Buyer and its Affiliates shall have no responsibility or Liability to any Seller for any such payment once made to Sellers Representative or as directed by Sellers Representative, and the Sellers shall look solely to Sellers Representative in respect of such payments made to Sellers Representative. Buyer and its Affiliates shall have no responsibility or Liability to any Seller for any allocation of payments by or among the Sellers. Each Seller hereby waives any claim against Buyer or any of its Affiliates in respect of any payment made by Buyer or such Affiliate to or at the direction of Sellers Representative, whether at or after the Closing. Each Seller hereby agrees to his or its respective Indemnity Allocation Percentage set forth on Schedule 1.
Section 11.14    Payments and Revenues. If, after the Closing, any party shall receive any payment, revenue or other amount that belongs to another other party pursuant to this Agreement or the Company, such receiving party shall promptly remit or cause to be remitted such amount to Person entitled to such amount.
Section 11.15    Certain Lender Agreements. Notwithstanding anything in this Agreement to the contrary, each Seller agrees on behalf of itself and its Seller Claimants, that the Seller Claimants shall not assert (or support the assertion of) any claims, actions or proceedings against any Financing Source, whether at Law or in equity, whether in contract or in tort or otherwise, arising out of or in any way relating to this Agreement, the Debt Financing or the transactions contemplated hereby, and that the Financing Sources shall have no Liability to the Seller Claimants in connection therewith.
Section 11.16    Indemnification of Sellers in Connection with Debt Financing. Buyer shall indemnify and hold harmless each Seller and, prior to the Closing, the Company, from and against any and all Losses suffered or incurred by it in connection with (i) the arrangement of the Debt Financing and the performance of its obligations under Section 6.14 (Financing Cooperation) and (ii) any information utilized in connection therewith, in each case except in the event such Losses arose out of or result from the willful misconduct of the Company, such Seller or its representatives. For the avoidance of doubt, nothing in this Section 11.16 shall limit the obligations of the Company and the Sellers to indemnify the Buyer Indemnified Parties with respect to the breach of any representation or warranty in Article III or Article IV.

[SIGNATURE PAGE FOLLOWS]
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

CEP IV CO-INVESTMENT HOLDINGS LIMITED PARTNERSHIP
By: 2561731 ONTARIO INC., AS GENERAL PARTNER By: /s/ Michael Wagman /s/Daniel Cheng Name: Michael Wagman / Daniel Cheng Title: Managing Director / CFO

CEP IV CO-INVESTMENT HOLDINGS LIMITED PARTNERSHIP
By: 2561731 ONTARIO INC., as general partner By: /s/ Michael Wagman /s/Daniel Cheng Name: Michael Wagman / Daniel Cheng Title: Managing Director / CFO

CEP IV-A-INDY AIV LIMITED PARTNERSHIP
By: Clairvest General Partners IV, L.P., its general partner By: Clairvest GP (GPLP) Inc., its general partner By: /s/ Michael Wagman Name: Michael Wagman Title: Managing Director

By: /s/ Daniel Cheng Name: Daniel Cheng Title: CFO

CLAIRVEST EQUITY PARTNERS IV HOLDINGS LIMITED PARTNERSHIP
By: 2561731 ONTARIO INC., its general partner By: /s/ Michael Wagman /s/Daniel Cheng Name: Michael Wagman / Daniel Cheng Title: Managing Director / CFO

/s/ G. John Krediet G. John Krediet

PFCF, LLC
By: /s/ Keil Luse Name: Keil Luse Title: V.P.

NORTHLEAF CAPITAL PRIVATE EQUITY COLLECTOR (CANADA) LP, by its general partner, NORTHLEAF CAPITAL PARTNERS GP LTD.
By: /s/ Katherine Gurney Name: Katherine Gurney Title: General Counsel

By: /s/ Stuart Waugh Name: Stuart Waugh Title: Managing Director and Managing Partner

WEST FACE LONG TERM OPPORTUNITIES GLOBAL MASTER L.P., by its adviser West Face Capital Inc.
By:/s/ Peter L. Fraser_______ Name: Peter L. Fraser Title: Partner

FCO MA II UB SECURITIES LLC
By: /s/ Constantine M. Dakolias__ Name: Constantine M. Dakolias Title: President

FCO MA LSS LP
By: FCO MA LSS GP LLC, its general partner
By: /s/ Constantine M. Dakolias__ Name: Constantine M. Dakolias Title: President

FCO MA MAPLE LEAF LP
By: FCO MA MAPLEAF GP LI C, its general partner
By: /s/ Constantine M. Dakolias__ Name: Constantine M. Dakolias Title: President

FCOF II UBX SECURITIES LLC
By: /s/ Constantine M. Dakolias__ Name: Constantine M. Dakolias Title: President

FCOF UB INVESTMENTS LLC
By: /s/ Constantine M. Dakolias__ Name: Constantine M. Dakolias Title: President

FTS SIP L.P.
By: FCO MA GP LLC, its general partner By: /s/ Constantine M. Dakolias Name: Constantine M. Dakolias Title: President

SPECIAL SITUATIONS INVESTING GROUP, INC.
By: /s/ Daniel S. Oneglia Name: Daniel S. Oneglia Title: Authorized Signatory

SPECTRUM INVESTMENT PARTNERS LP
By: /s/ Jeffrey A. Schiffer Name: Jeffrey A. Schiffer Title: Managing Member

THE RODERICK J RATCLIFF TRUST, DATED APRIL 16, 2016
By: /s/ Roderick J. Ratcliff______ Name: Roderick J. Ratcliff Title: Trustee

/s/ James L. Brown James L. Brown

/s/ John S. Keeler John S. Keeler

JOHN KEELER SELF-DIRECTED IRA
By: The National Bank of Indianapolis, as custodian By: /s/ Sue Johnson_____ Name: Sue Johnson Title: V.P.

/s/ Kurt E. Wilson_______________ Kurt E. Wilson

KURT WILSON SELF-DIRECTED IRA
By: The National Bank of Indianapolis, as custodian By: /s/ Sue Johnson__________ Name: Sue Johnson Title: V.P.

/s/ Barton A. Early Barton A. Early

/s/ Roderick J. Ratcliff Roderick J. Ratcliff

CAESARS ENTERTAINMENT CORPORATION
By: /s/ Eric Hession_____________ Name: Eric Hession Title: Chief Financial Officer

CENTAUR HOLDINGS, LLC
By: /s/ John S. Keeler___________ Name: John S. Keeler Title: VP and General Counsel

Solely in its capacity as Sellers Representative, CLAIRVEST GP MANAGECO INC.
By: /s/ Michael Wagman /s/ Daniel Cheng Name: Michael Wagman / Daniel Cheng Title: Managing Director / CFO